Exhibit 99.2

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION

OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE

SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY

THE BANKRUPTCY COURT. THE DEBTORS RESERVE THE RIGHT TO

AMEND, SUPPLEMENT, OR OTHERWISE MODIFY THIS DISCLOSURE

STATEMENT PRIOR TO AND UP TO THE DATE OF SUCH HEARING.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: IRONNET, INC., et al.,[1] Debtors.	x : : : : : : : x	Chapter 11 Case No. 23-11710 (BLS) (Jointly Administered)

DISCLOSURE STATEMENT

FOR JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF IRONNET, INC. AND ITS

DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

YOUNG CONWAY STARGATT & TAYLOR, LLP

Sean M. Beach (No. 4070)

Kenneth J. Enos (No. 4544)

Elizabeth S. Justison (No. 5911)

Timothy R. Powell (No. 6894)

Kristin L. McElroy (No. 6871)

Rodney Square

1000 N. King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Emails:  sbeach@ycst.com

kenos@ycst.com

ejustison@ycst.com

tpowell@ycst.com

kmcelroy@ycst.com

Proposed Counsel for Debtors and Debtors in Possession

[1]

The Debtors in the above captioned chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are as follows: IronNet, Inc. (9446), IronNet Cybersecurity, Inc. (2655), IronNet International, LLC (7621), IronCAD LLC (1162), and HighDegree, LLC (8474). The Debtors’ corporate headquarters is located at 7900 Tysons One Place, Suite 400, McLean, VA 22102.

IMPORTANT NOTICES

Plan Voting

The voting deadline to accept or reject the Plan is 5:00 p.m. Eastern Time (the “Voting Deadline”), on [•], 2023, unless extended by the Debtors. The record date for determining which Holders of Claims may vote on the Plan is [•], 2023 (the “Voting Record Date”).

For your vote to be counted, you must return your properly completed Ballot in accordance with the voting instructions on the Ballot so that it is actually received by the Debtors’ voting agent, Stretto, Inc. (the “Voting Agent”), before the Voting Deadline.

Ballots may be returned to the Voting Agent via:

Mail, Courier, or Personal Delivery:	IronNet, Inc.
Ballot Processing c/o Stretto, Inc.
[INSERT ADDRESS]
[INSERT ADDRESS]

Online Upload:	https://cases.stretto.com/ironnet

Additional details on voting are discussed herein and set forth on Ballots delivered to Holders of Claims entitled to vote on the Plan.

Third-Party Release

You are being deemed to grant releases to third parties under the Plan unless you are permitted to, and you follow the applicable procedures to, “opt out” of granting them. Pursuant to Article [IX.C] of the Plan (a) all Holders of Claims that vote to accept the Plan; (b) all Holders of Claims that are entitled to vote to accept or reject the Plan but that either (x) do not vote to accept or to reject the Plan or (y) vote to reject the Plan and do not affirmatively opt out of granting the releases contained in the Plan; (c) all Holders of Claims that are presumed to accept the Plan; (d) all Holders of Claims that are deemed to reject the Plan and fail to timely object to the releases contained in the Plan; (e) the DIP Agent and the DIP Lender; (f) any Successful Bidder, if applicable; and (g) all other Released Parties (other than (1) any Debtor Releasing Party and (2) any Related Person of any Released Party, except to the extent such Released Party is legally entitled to bind such Related Person to the releases contained in the Plan under applicable non-bankruptcy law) shall be deemed to grant the Third-Party Release. This release is discussed further in Article [V.G] of this Disclosure Statement.

Recommendation by the Board and Creditor Support

The board of directors of IronNet, Inc. and the board of directors or managers, members, or partners, as applicable, of each of its affiliated Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.

IronNet, Inc. (“IronNet”) and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), are providing you with the information in this Disclosure Statement because you may be a creditor of the Debtors and may be entitled to vote on the Joint Chapter 11 Plan of Reorganization of the Debtors (including all exhibits and schedules thereto, and as maybe amended, modified, or supplemented from time to time, the “Plan”). The Plan is attached hereto as Exhibit A. All capitalized terms used but not otherwise defined herein have the definition given to them in the Plan.

The Debtors believe that the Plan is in the best interests of the Debtors’ creditors and other stakeholders. All creditors entitled to vote on the Plan are urged to vote in favor of the Plan. A summary of the voting instructions is set forth in Article [I.B] of this Disclosure Statement and in the Disclosure Statement Order (Docket No. [•])]. More detailed instructions are contained in the Ballots distributed to the creditors entitled to vote on the Plan. To be counted, your Ballot must be properly completed and returned to the Voting Agent (as applicable) in accordance with the voting instructions on such Ballot and actually received by the Voting Agent (as defined herein), via regular mail, overnight courier, or personal delivery at the appropriate address or via the Voting Agent’s ballot upload site, by the Voting Deadline.

This Disclosure Statement, the Plan Supplement, and any attachments, exhibits, supplements and annexes hereto are the only documents to be used in connection with the solicitation of votes on the Plan, and also may not be relied upon for any purpose other than to determine how to vote on the Plan. Neither the Bankruptcy Court nor the Debtors have authorized any person to give any information or to make any representation in connection with the Plan or the solicitation of acceptances of the Plan other than as contained in this Disclosure Statement, the Plan Supplement, and any attachments, exhibits, supplements or annexes attached hereto. If given or made, such information or representation may not be relied upon as having been authorized by the Bankruptcy Court or the Debtors. The delivery of this Disclosure Statement will not under any circumstances represent that the information herein is correct as of any time after the date hereof.

This Disclosure Statement shall not constitute an offer to sell, or solicitation of an offer to buy, nor will there be any distribution of, any of the securities described herein until the Effective Date of the Plan.

ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE [XI] BELOW, THE PLAN ATTACHED AS EXHIBIT A, AND THE PLAN SUPPLEMENT BEFORE SUBMITTING BALLOTS IN RESPONSE TO SOLICITATION OF THE PLAN.

The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto that will be included in the Plan Supplement, and documents described therein as filed prior to approval of this Disclosure Statement or subsequently as part of the Plan Supplement. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, or between the Plan Supplement and the Plan, the terms of the Plan will control. Except as otherwise indicated herein or in the Plan, the Debtors will file all Plan Supplement documents with the Bankruptcy Court and make them available for review at the Debtors’ document website located online at https://cases.stretto.com/ironnet no later than Seven (7) Days before the Confirmation Hearing.

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan. The Debtors reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, subject to the terms of the Plan. The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there can be no assurance that the statements contained herein will be correct at any time after this date. The information contained in this

Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings (if any), is not to be construed as an admission or stipulation, but rather as a statement made in settlement negotiations as part of the Debtors’ attempt to settle and resolve claims and controversies pursuant to the Plan. This Disclosure Statement will not be admissible in any non-bankruptcy proceeding, nor will it be construed to be conclusive advice on the tax, securities or other legal effects of the Plan as to Holders of Claims against, or Interests in, either the Debtors or the Reorganized Debtors. Except where specifically noted, the financial information contained in this Disclosure Statement and in its exhibits has not been audited by a certified public accountant and has not been prepared in accordance with generally accepted accounting principles in the United States.

The Debtors believe that the solicitation of votes on the Plan made in connection with this Disclosure Statement is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and related state statutes by reason of the exemption provided by section 1145(a)(1) of the Bankruptcy Code.

The effectiveness of the Plan is subject to material conditions precedent. See Article [V.F] below and Article [VIII] of the Plan. There is no assurance that these conditions will be satisfied or waived.

If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Holders of Claims against, and Interests in, the Debtors (including without limitation those Holders who do not submit Ballots to accept or reject the Plan or who are not entitled to vote on the Plan), will be bound by the terms of the Plan and the transactions contemplated thereby, including (except for those Holders entitled to, and who do, opt out) the third-party releases contained therein.

FORWARD-LOOKING STATEMENTS

This Disclosure Statement contains forward-looking statements based primarily on the current expectations of the Debtors and projections about future events and financial trends affecting the financial condition of the Debtors’ businesses and assets. Forward-looking statements can often be identified by the use of terminology such as “subject to,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “estimate,” “project,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described below in Article [XI]. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Disclosure Statement may not occur, and actual results could differ materially from those anticipated in the forward-looking statements. The Debtors do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAWS. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY STATE SECURITIES COMMISSION OR ANY SECURITIES EXCHANGE OR ASSOCIATION NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION OR ANY SECURITIES EXCHANGE OR ASSOCIATION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

v

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan, the Plan Supplement, or any of the documents attached hereto or referenced herein, or have questions about the solicitation and voting process or the Debtors’ Chapter 11 Cases generally, please contact the Debtors’ voting agent, Stretto, Inc. (the “Voting Agent”) by (i) visiting the Debtors’ document website at https://cases.stretto.com/ironnet (ii) calling [INSERT NUMBER] (international) or [INSERT NUMBER] (domestic, toll free), or (iii) sending an electronic message to [INSERT EMAIL ADDRESS].

VI. WIND-DOWN PROCESS IN THE EVENT OF A SALE TRANSACTION / CAPITAL STRUCTURE AND CORPORATE GOVERNANCE OF REORGANIZED DEBTORS IN THE EVENT OF A RESTRUCTURING		40

A.	Sale Transaction	40
B.	Wind-Down, Plan Administrator, Dissolution of the Boards of Directors/Managers, and Closing of the Chapter 11 Cases (In the Event of a Sale Transaction)	40
C.	Summary of Capital Structure of Reorganized Debtors (in the event of a Restructuring)	42
D.	Corporate Governance and Management of the Reorganized Debtors (In the Event of a Restructuring)	43

VII. CONFIRMATION OF THE PLAN		45

A.	Confirmation Hearing	45
B.	Confirmation	46
B.	Classification of Claims and Interests	51
C.	Consummation	51
D.	Exemption from Certain Transfer Taxes	51
E.	Dissolution of Committee	52
F.	Amendments	52
G.	Revocation or Withdrawal of the Plan	52
H.	Post-Confirmation Jurisdiction of the Bankruptcy Court	52

VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		55

A.	Continuation of Chapter 11 Cases	55
B.	Liquidation under Chapter 7	55
C.	Dismissal of Chapter 11 Cases	55

IX. FACTORS TO CONSIDER BEFORE VOTING		56

A.	Certain Bankruptcy Law Considerations	56
B.	Risks Relating to the Capital Structure of the Reorganized Debtors	57
C.	Risks Relating to the Reorganized Debtors’ Business Operations and Financial Conditions	60
D.	Additional Factors	63

X. SECURITIES LAW MATTERS		63

A.	Issuance & Transfer of 1145 Securities	63

XI. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		66

A.	Definition of U.S. Holder and Non-U.S. Holder	67
B.	U.S. Holders	67

ii

C.	Non-U.S. Holders	67
D.	Accrued Interest	70
E.	Information Reporting and Withholding	70

CONCLUSION AND RECOMMENDATION		75

EXHIBIT A:	Plan

EXHIBIT B:	Organizational Chart

EXHIBIT C:	Financial Projections

EXHIBIT D:	Liquidation Analysis

iii

I.

INTRODUCTION

This is the disclosure statement (the “Disclosure Statement”) of IronNet, Inc., IronNet Cybersecurity, Inc., IronNet International, LLC, IronCAD LLC, and HighDegree, LLC (each, a “Debtor,” and collectively, the “Debtors”) in the above-captioned Chapter 11 Cases pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), filed pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) and in connection with the Joint Chapter 11 Plan of Reorganization of IronNet, Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code dated [•], 2023 (the “Plan”).2

The Debtors are proposing the Plan following extensive arm’s-length, good-faith discussions with certain of their key stakeholders. In connection with negotiating the Plan, the Debtors and Holders of the Debtors’ funded indebtedness exchanged several proposals and counter-proposals regarding the terms of a comprehensive restructuring, and the parties conferred on numerous occasions in an attempt to achieve consensus with respect to the same. The Plan reflects such a consensus, and the Debtors and the Consenting Prepetition Lenders believe the Plan represents the best available option for all creditors and parties in interest.

Having agreed with their key creditor constituencies on the principal terms of the Restructuring, which enjoys broad-based support, the Debtors are also pursuing a competitive sale process for their assets (or reorganized equity). The goal of the dual-track process is to allow for the Debtors to pursue one of the following options: (i) proceed to confirmation with the Proposed Plan; (ii) pursue a Sale Transaction, and distribute the sale proceeds pursuant to the Proposed Plan; or (iii) pursue confirmation of the Proposed Plan with an Alternate Plan Sponsor (as defined herein). To that end, on [•], 2023, the Debtors filed a motion with the Bankruptcy Court (the “Bidding Procedures Motion”), seeking authorization to conduct a competitive and robust sale process, which the Debtors believe will ensure that they maximize the value of their assets (or reorganized equity). On [•], 2023, the Bankruptcy Court entered the Bidding Procedures Order.

Under the Bidding Procedures and the Plan, the reorganized equity or assets of the Debtors will be marketed pursuant to the Bidding Procedures Order, which shall permit bids to acquire all or substantially all of the assets (or reorganized equity) of the Debtors.

To be a qualified bid, a third party bid must exceed $[•] (the “Minimum Qualified Bid”) and meet the other requirements established in the Bidding Procedures for the submission of qualified bids. In the event that at least one Minimum Qualified Bid is obtained, the Debtors shall conduct an auction to determine the highest or otherwise best bid for the Debtors’ assets (or reorganized equity). Any Qualified Bidder (as defined in the Bidding Procedures Motion), including the DIP Agent, that has a valid and perfected lien on any assets of the Debtors’ estates shall be entitled to credit bid all or a portion of the face value of such secured party’s claims against the Debtors. The DIP Agent shall be deemed to be a Qualified Bidder and, subject to section 363(k) of the Bankruptcy Code and to such party’s compliance with the Bidding Procedures, may submit a credit bid of all or any portion of the aggregate amount of their respective secured claims, including any postpetition financing claims, pursuant to section 363(k) of the Bankruptcy Code at any time during the auction, and any such credit bid will be considered a Qualified Bid.

In full and final satisfaction, settlement, release and discharge of and in exchange for release [•].

[2]

Capitalized terms used in this Disclosure Statement, but not otherwise defined herein shall have the meanings given to them in the Plan. To the extent there are any inconsistencies between this Disclosure Statement and the Plan, the Plan shall govern.

In addition, the Plan includes certain release, injunctive, and exculpatory provisions described in greater detail below.

This Disclosure Statement sets forth certain information regarding the prepetition operating and financial history of the Debtors, the events leading up to the commencement of the Chapter 11 Cases, material events that have occurred during the Chapter 11 Cases, and the anticipated organization, operations, and capital structure of the Reorganized Debtors if the Plan is confirmed, the Effective Date occurs, and a Restructuring has been consummated. This Disclosure Statement also describes terms and provisions of the Plan, including certain effects of confirmation and effectiveness of the Plan, certain risk factors (including those associated with any securities to be issued under the Plan), the manner in which distributions will be made under the Plan, and certain alternatives to the Plan.

On [•], 2023, the Bankruptcy Court entered the Disclosure Statement Order (Docket No. [•]) approving this Disclosure Statement as containing “adequate information,” i.e., information of a kind and in sufficient detail to enable a hypothetical reasonable investor to make an informed judgment about the Plan.

THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE MERITS OF THE PLAN.

A. Material Terms of the Plan

The Plan is the product of extensive, vigorous, arm’s-length and good-faith negotiations among the Debtors and the Consenting Prepetition Lenders. The Debtors are pursuing on parallel paths both the Restructuring and a Sale Transaction. Any Sale Transaction may be implemented pursuant to the Plan and the Confirmation Order or pursuant to a separate 363 Sale Order. The Debtors may sell all or substantially all of their assets or the Reorganized IronNet Equity in a Sale Transaction under the Plan or a 363 Sale Order, in which case the proceeds thereof shall be distributed in accordance with the applicable provisions of the Plan, the Debtors will be wound down, and the Restructuring will not occur. If the Debtors do not sell all or substantially all of their assets or the Reorganized IronNet Holdings Equity under the Plan or a 363 Sale Order, they will consummate the Restructuring.

In the event of a Restructuring, the Plan will allow the Debtors to strengthen their balance sheet as described more fully herein, and will also ensure that the Debtors continue to operate as a going concern.

The Debtors believe that the implementation of the Plan is in the best interests of the Debtors and their stakeholders. For all of the reasons described in this Disclosure Statement, the Debtors urge you to return your Ballot accepting the Plan by the Voting Deadline, which is [•], 2023, at 5:00 p.m. Eastern Time.

The following table summarizes the material terms of the Plan and certain related agreements. For additional description of the Plan, please refer to the discussion in Article [V] (entitled “SUMMARY OF THE PLAN”) of this Disclosure Statement, and the Plan itself:

Treatment of Certain Claims and Interests

As further detailed therein, the Plan contemplates the following treatment of Claims and Interests:

•  General Administrative Claims. Except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim will be paid the full unpaid amount of such Allowed General Administrative Claim in Cash: (a) on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if a General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ business during the Chapter 11 Cases shall be paid in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice; provided, further, that any Allowed General Administrative Claim that has been assumed by a Successful Bidder under the applicable Sale Transaction Documentation shall not be an obligation of the Debtors and shall not be entitled to any recovery from the Estates under the Plan. These Claims are unclassified under the Plan and are not entitled to vote.

•  Professional Fee Claims. All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred on and after the Petition Date and prior to and on the Effective Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors or the Plan Administrator, as applicable, shall pay Allowed Professional Fee Claims in Cash to such Retained Professionals in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Account, as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account.

No later than the Effective Date, the Reorganized Debtors or Plan Administrator, as applicable shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained

Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. No funds held in the Professional Fee Escrow Account shall be property of the Estates of the Debtors, the Reorganized Debtors, or Plan Administrator, as applicable. Notwithstanding the foregoing sentence, funding of the Professional Fee Escrow Account will not be reported as a disbursement from the Estates, and disbursements from the Professional Fee Escrow on account of payment of Allowed Professional Fee Claims will be reported as disbursements from the Estates on the relevant monthly operating report(s). When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall be remitted to the Reorganized Debtors or Plan Administrator, as applicable, without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Any further disbursements of such funds shall be reported in accordance with the Bankruptcy Rules.

The Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors (which estimate may include a cushion to cover unexpected or unknown fees) before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date, and shall deliver such estimate no later than three (3) Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional for inclusion in the Professional Fee Escrow Amount. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account.

•  Priority Tax Claims. Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive, at the option of the Debtors, either (i) the full unpaid amount of such Allowed Priority Tax Claim in Cash on the later of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Priority Tax Claim is due or as soon as reasonably practicable thereafter), or (ii) equal annual installment payments in Cash, of a total value equal to the Allowed amount of such Priority Tax Claim, over a period ending not later than five (5) years after the Petition Date; provided that (i) in the event of a Restructuring, notwithstanding any provision of the Plan to the contrary, any Claim on account of a “use tax” assessed or assessable under applicable state law shall be assumed by and Reinstated against the applicable Reorganized Debtor and (ii) in the event of a Sale Transaction, any Allowed Priority Tax Claim that has been expressly assumed by a Successful Bidder under the Sale Transaction Documentation shall not be an obligation of the Debtors. On the Effective Date, any Liens securing any Allowed Priority Tax Claims shall be deemed released, terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order or rule, or the vote, consent, authorization, or approval of any Person. These Claims are unclassified under the Plan and are not entitled to vote.

•  United States Trustee Statutory Fees. All fees pursuant to 28 U.S.C. § 1930(a)(6) and any interest assessed pursuant to 31 U.S.C. § 3717 (“U.S. Trustee Fees”) that are due and owing as of the Effective Date shall be paid by the Debtors in full in Cash on the Effective Date. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, the Reorganized Debtors or the Plan Administrator (if appointed), as applicable, shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. After the Effective Date, the Reorganized Debtors or the Plan Administrator (if appointed), as applicable, shall pay any and all applicable U.S. Trustee Fees in full in Cash when due and payable. The Reorganized Debtors or the Plan Administrator (if appointed), as applicable, shall remain obligated to pay any applicable U.S. Trustee Fees until the earliest of the closure, dismissal, or conversion to a case under chapter 7 of the Bankruptcy Code of the case of that particular Debtor for whom the Reorganized Debtors, or the Plan Administrator (if appointed), as applicable, is responsible. The U.S. Trustee shall not be treated as providing any release under the Plan. U.S. Trustee Fees are Allowed. The U.S. Trustee shall not be required to file any proof of claim or any request for administrative expense for U.S. Trustee Fees. The provisions of this paragraph shall control notwithstanding any other provision(s) in the Plan to the contrary. These Claims are unclassified under the Plan and are not entitled to vote.

•  DIP Facility Claims. Notwithstanding anything to the contrary herein, in full and final satisfaction, settlement, release and discharge of and in exchange for the release of all Allowed DIP Facility Claims, on the Effective Date, the DIP Lender shall receive (i) if the Restructuring is consummated, its Pro Rata Share of the New Common Equity, subject to dilution by the Management Incentive Plan, or (ii) if a Sale Transaction is consummated, unless otherwise agreed to by the DIP Lender, payment in full in Cash from Sale Transaction Proceeds.

•  Other Priority Claims. On the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each Allowed Other Priority Claim, each Holder thereof shall receive payment in full in Cash or other treatment rendering such Claim Unimpaired. Any Allowed Other Priority Claim that has been expressly assumed by the applicable Successful Bidder under the applicable Sale Transaction Documentation shall not be an obligation of the Debtors. These Claims are Unimpaired under the Plan and are not entitled to vote (deemed to accept).

•  Other Secured Claims. On the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim and the Debtor against which such Allowed Other Secured Claim is asserted agree to less favorable treatment for such Holder, each allowed Other Secured Claim shall, at the option of the applicable Debtor (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired. These Claims are Unimpaired under the Plan and are not entitled to vote (deemed to accept).

• IronNet Secured Note Claims. On the Effective Date, Holder of an Allowed IronNet Secured Note Claim shall receive, in full and final satisfaction of its Allowed IronNet Secured Note Claim:

•  In the event of a Restructuring, its Pro Rata Share of the New Common Equity in Reorganized IronNet; or

•  In the event of a Sale Transaction, except as otherwise provided in and giving effect to any applicable Sale Order, its Pro Rata Share of (1) Cash held by the Debtors immediately following consummation less, (2) without duplication, (a) the Cash to be distributed to Holders of Allowed DIP Facility Claims, Allowed General Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Other Secured Claims as provided herein, (b) the amount required to fund the Professional Fee Escrow Account, and (c) the Wind-Down Budget.

• These Claims are Impaired under the Plan and are entitled to vote.

•  IronNet General Unsecured Claims. Except to the extent previously paid during the Chapter 11 Cases or such Holder agrees to less favorable treatment, each Holder of an Allowed IronNet General Unsecured Claim shall receive, in full and final satisfaction of and in exchange for each such Claim, its Pro Rata Share of the Class 4 Lump Sum Payment.

• These Claims are Impaired under the Plan and are entitled to vote.

• OpCo Secured Note Claims. On the Effective Date, each Holder of an Allowed OpCo Secured Note Claim shall receive, in full and final satisfaction of its Allowed IronNet Secured Note Claim:

• In the event of a Restructuring, its Pro Rata Share of the New Common Equity in Reorganized IronNet; or

•  In the event of a Sale Transaction, except as otherwise provided in and giving effect to any applicable Sale Order, its Pro Rata Share of (1) Cash held by the Debtors immediately following consummation less, (2) without duplication, (a) the Cash to be distributed to Holders of Allowed DIP Facility Claims, Allowed General Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Other Secured Claims as provided herein, (b) the amount required to fund the Professional Fee Escrow Account, and (c) the Wind Down Budget.

• These Claims are Impaired under the Plan and are entitled to vote.

•  OpCo General Unsecured Claims. On the Effective Date, except to the extent that a Holder of an Allowed OpCo General Unsecured Claim and the Debtors or Reorganized Debtors, as applicable, agree to less favorable treatment for such Holder, and in full and final satisfaction of its Allowed OpCo General Unsecured Claim, the legal, equitable, and contractual rights of the Holders of any Allowed OpCo General Unsecured Claim shall be unaltered by the Plan. On and after the Effective Date, the Reorganized Debtors or the Plan Administrator, as applicable, shall continue to satisfy, dispute, pursue, or otherwise reconcile each OpCo General Unsecured Claim in the ordinary course of business.

• These Claims are Unimpaired under the Plan and are not entitled to vote (deemed to accept).

•  OpCo Other Unsecured Claims. Except to the extent previously paid during the Chapter 11 Cases or such Holder agrees to less favorable treatment, each Holder of an Allowed OpCo Other Unsecured Claim shall receive, in full and final satisfaction of and in exchange for each such Claim, its Pro Rata Share of the Class 7 Lump Sum Payment.

• These Claims are Impaired under the Plan and are entitled to vote.

•  Intercompany Claims. Notwithstanding any other provision of the Plan, on the Effective Date, except to the extent that a Holder of an Intercompany Claim and the Debtor against which such Intercompany Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Intercompany Claim shall receive, in full and final satisfaction of its Intercompany Claim:

•  In the event of a Restructuring, Intercompany Claims shall receive no distribution under the Plan, and all Intercompany Claims shall be adjusted, Reinstated, or discharged in the applicable Debtor’s discretion.

•  In the event of a Sale Transaction, Intercompany Claims shall receive no distribution under the Plan, and all Intercompany Claims shall be adjusted, Reinstated, or discharged in the applicable Debtor’s discretion, unless otherwise agreed to by the Debtors and the applicable Successful Bidder in connection with one or more Sale Transactions.

• These Claims are either Impaired or Unimpaired under the Plan and in either case are not entitled to vote (deemed to accept or to reject).

•  Intercompany Interests. On the Effective Date, except to the extent that a Holder of an Intercompany Interest and the Debtor against which such Intercompany Interest is asserted agree to less favorable treatment for such Holder, each Holder of an Intercompany Interest shall receive, in full and final satisfaction of its Intercompany Interest:

•  In the event of a Restructuring, Intercompany Interests shall receive no distribution under the Plan, and all Intercompany Interests shall be adjusted, Reinstated, or discharged in the applicable Debtor’s discretion (with the consent of the Prepetition Agent).

•  In the event of a Sale Transaction, Intercompany Interests shall receive no distribution under the Plan, and all Intercompany Interests shall be adjusted, Reinstated, or discharged in the applicable Debtor’s discretion, unless otherwise agreed to by the Debtors and the applicable Successful Bidder in connection with one or more Sale Transactions.

• These Interests are either Impaired or Unimpaired under the Plan and in either case are not entitled to vote (deemed to accept or to reject).

•  Equity Interests in IronNet. On the Effective Date, except to the extent that a Holder of an Allowed Equity Interest in IronNet and the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, agree to less favorable treatment for such Holder, each Holder of an Allowed Equity Interest in IronNet shall receive, in full and final satisfaction of its Allowed Equity Interest in IronNet:

•  In the event of a Restructuring, Equity Interests in IronNet shall receive no distribution under the Plan, and all Equity Interests in IronNet shall be released, discharged, and extinguished, as the case may be, and shall be of no further force or effect, and such Holder shall receive no recovery on account of such Allowed Equity Interest in IronNet; or

•  In the event of a Sale Transaction, except as otherwise provided in and giving effect to any applicable Sale Order, after the Holders of Allowed Claims in Class 10 have been satisfied in full in Cash, Holders of Allowed Equity Interests in IronNet shall receive the amount of Cash, if any, to which Equity Interests in IronNet are legally entitled under the Bankruptcy Code.

• These Interests are Impaired under the Plan and are not entitled to vote (deemed to reject).

Exit Facility	In the event of a Restructuring, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit Facility and related agreements (including all transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations in connection with the Exit Facility.

In the event of a Restructuring, on the Effective Date, the agreements with respect to the Exit Facility shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non- bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in connection with the Exit Facility (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the Exit Facility, (2) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under in connection with the Exit Facility, and (3) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

Management Incentive Plan	In the Event of a Restructuring: In the event of a Restructuring, the New Board shall adopt the Management Incentive Plan. Confirmation of the Plan does not constitute the Court’s approval or endorsement of the terms of the Management Incentive Plan.

Corporate Governance	In the Event of a Restructuring

As of the Effective Date, the terms of the current members of the board of directors of IronNet shall expire and, without further order of the Bankruptcy Court or other corporate action by the Debtors or the Reorganized Debtors, the New Board shall be approved. The New Board or managers (as applicable) and the officers of the Reorganized

Debtors shall be appointed in accordance with the respective New Organizational Documents. The officers and overall management structure of the Reorganized Debtors, and all officers and management decisions with respect to the Reorganized Debtors (and/or any of their direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall be subject to the required approvals and consents set forth in the New Organizational Documents.

In the event of a Restructuring, the New Board will initially consist of [#] members to be selected by the DIP Lender and C5 in accordance with the New Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of Confirmation the identity and affiliations of any person proposed to serve on the New Board.

From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of its respective charters and bylaws or other formation and constituent documents, and the New Organizational Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the New Board to remove or replace them and any applicable employment agreements that are assumed pursuant to the Plan.

Wind-Down and Plan Administrator in the Event of a Sale Transaction

In the event of a Sale Transaction, on and after the Effective Date, in accordance with the Wind-Down Budget, the Debtors shall (1) continue in existence for purposes of (a) winding down the Debtors’ businesses and affairs as expeditiously as reasonably possible, (b) resolving Disputed Claims as provided hereunder, (c) paying Allowed Claims not assumed by the applicable Successful Bidder as provided hereunder, (d) filing appropriate tax returns, (e) complying with their continuing obligations under the applicable Sale Transaction Documentation (including with respect to the transfer of permits to the applicable Successful Bidder as contemplated therein), and (f) administering the Plan in an efficacious manner; and (2) thereafter liquidate and dissolve as set forth in the Plan. The Plan Administrator shall carry out these actions for the Debtors.

In the event of a Sale Transaction, on the Effective Date, the Debtors shall retain proceeds from the Wind-Down Amount in accordance with the terms of the Wind-Down Budget. Any remaining amounts in the Wind-Down Amount following all required distributions therefrom in accordance with the terms of the Wind-Down Budget shall promptly be distributed in accordance with the Bankruptcy Code and the Plan.

Compensation and Benefit Arrangements

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and, in the event of a Restructuring, with the consent of the DIP Agent, deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. In the event of a Sale Transaction, the Compensation and Benefits Programs shall either be assumed and assigned upon consummation of an applicable Sale Transaction in accordance with the terms and conditions of the applicable Sale Transaction Documentation or, if no Successful Bidder assumes the Compensation and Benefits Programs, rejected. In the event of a Restructuring or assumption by a Successful Bidder of the Compensation and Benefits Programs, all Proofs of Claim filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan.

The Restructuring, or any assumption of Compensation and Benefits Programs pursuant to the terms herein, shall not be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

Releases, Injunction and Exculpation	Articles IX.B, IX.C, IX.D and IX.E of the Plan contain certain release, injunction and exculpation provisions that are set forth in Article V.G below.

Article IX.C of the Plan contains a third-party release by Holders of Claims and Interests. Pursuant to Article IX.C of the Plan (a) all Holders of Claims that vote to accept the Plan; (b) all Holders of Claims that are entitled to vote to accept or reject the Plan but that either (x) do not vote to accept or to reject the Plan or (y) vote to reject the Plan and do not affirmatively opt out of granting the releases contained in the Plan; (c) all Holders of Claims that are presumed to accept the Plan; (d) all Holders of Claims that are deemed to reject the Plan and fail to timely object to the releases contained in the Plan; (e) the DIP Agent and the DIP Lender; (f) any Successful Bidder, if applicable; and (g) all other Released Parties (other than (1) any Debtor Releasing Party and (2) any Related Person of any Released Party, except to the extent such Released Party is legally entitled to bind such Related Person to the releases contained in the Plan under applicable non-bankruptcy law) shall be deemed to grant the Third- Party Release.

Means of Implementation	The Plan contains standard means of implementation, including provisions authorizing the Debtors to engage in corporate restructurings (including incurring the Exit Facility and issuing the New Common Equity), provisions authorizing the steps necessary to consummate a Sale Transaction and the wind-down contemplated by Articles [IV.V] of the Plan (the “Wind-Down”) (if a Sale Transaction is consummated), provisions regarding cancellation of prepetition debt agreements and equity interests, provisions specifying the sources of Plan distributions, provisions regarding the Reorganized Debtors’ corporate existence and corporate governance, and the vesting of assets in the Reorganized Debtors, among other matters.

Good Faith Compromise	Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

B.	Voting on the Plan

The Disclosure Statement Order (Docket No. [•]) approved certain procedures governing the solicitation of votes on the Plan from Holders of Claims against the Debtors, including setting the deadline for voting, which Holders of Claims are eligible to receive Ballots to vote on the Plan, and other voting procedures.

THE DISCLOSURE STATEMENT ORDER IS HEREBY INCORPORATED BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN. YOU SHOULD READ THE DISCLOSURE STATEMENT ORDER, THE CONFIRMATION HEARING NOTICE, AND THE INSTRUCTIONS ATTACHED TO YOUR BALLOT IN CONNECTION WITH THIS SECTION, AS THEY SET FORTH IN DETAIL PROCEDURES GOVERNING VOTING DEADLINES AND OBJECTION DEADLINES.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code.    Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classification of Claims and Interests set forth in the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

1.	Parties Entitled to Vote on the Plan

Under the Bankruptcy Code, only Holders of Claims or Interests in “impaired” classes are entitled to vote on the Plan (unless, for reasons discussed below, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the Holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following table summarizes which Classes are Impaired and which of those Classes are entitled to vote on the Plan. The table is qualified in its entirety by reference to the full text of the Plan.

Class	Claim	Status	Voting Rights	Est. Amount	Est. Recovery

1	Other Priority Claims	Unimpaired	Presumed to Accept	[•]	100%

2	Other Secured Claims	Unimpaired	Presumed to Accept	[•]	100%

3	IronNet Secured Note Claims	Impaired	Entitled to Vote	[TBD]	[TBD]

4	IronNet General Unsecured Claims	Impaired	Entitled to Vote	[TBD]	[TBD]

5	OpCo Secured Note Claims	Impaired	Entitled to Vote	[TBD]	[TBD]

6	OpCo General Unsecured Claims	Unimpaired	Presumed to Accept	[TBD]	[TBD]

7	OpCo Other Unsecured Claims	Impaired	Entitled to Vote	[TBD]	[TBD]

8	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject	[TBD]	[TBD]

9	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject	[TBD]	[TBD]

10	Equity Interests in IronNet	Impaired	Deemed to Reject	[•]	0%

Accordingly, only Holders of record of Claims in Classes 3, 4, 5, and 7 as of [•], 2023, the Voting Record Date established by the Debtors for purposes of the solicitation of votes on the Plan, are entitled to vote on the Plan. If your Claim or Interest is not in one of these Classes, you are not entitled to vote on the Plan and you will not receive a Ballot with this Disclosure Statement. If your Claim is in one of these Classes, you should read your Ballot and follow the listed instructions carefully. Please use only the Ballot that accompanies this Disclosure Statement.

A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not cast, solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Disclosure Statement Order (Docket No. [•]) also sets forth assumptions and procedures for determining the amount of Claims that each creditor is entitled to vote in these Chapter 11 Cases and how votes will be counted under various scenarios.

Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan votes to accept such plan, unless the plan is being confirmed under the “cramdown” provisions of section 1129(b) of the Bankruptcy Code. Section 1129(b) permits confirmation of a plan of reorganization, notwithstanding the non-acceptance of the plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept a proposed plan, without counting votes cast by insiders. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class. The Debtors are seeking confirmation pursuant to section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by Holders of at least two-thirds (2⁄3) in dollar amount and more than one-half (1⁄2) in number of the claims of that class that cast ballots for acceptance or rejection of a plan. Thus, acceptance by a class of claims occurs only if at least two-thirds (2⁄3) in dollar amount and a majority in number of the Holders of claims voting cast their ballots to accept the plan.

2.	Solicitation Materials

The Solicitation Materials sent to Holders of Claims entitled to vote on the Plan contain:

•	A copy of the notice of the Confirmation Hearing, the Confirmation Objection Deadline, and the Voting Deadline (the “Confirmation Hearing Notice”);

•	a copy of this Disclosure Statement together with the exhibits thereto, including the Plan;

•

a copy of the Disclosure Statement Order entered by the Bankruptcy Court (Docket No. [•]) (without exhibits), which approved this Disclosure Statement, established the Solicitation Procedures, scheduled a Confirmation Hearing, and set the Voting Deadline and the deadline for objecting to Confirmation of the Plan;

•	a cover letter from the Debtors explaining the solicitation process and urging Holders of Claims in the voting Classes to vote to accept the Plan; and

•	an appropriate form of Ballot, instructions on how to complete the Ballot, and a prepaid, pre-addressed Ballot return envelope.

In addition, the following materials were sent to Holders of Claims and Interests not in voting Classes and Holders of Unclassified Claims:

•	a copy of the Confirmation Hearing Notice;

•	a notice informing such Holders that they are not entitled to vote under the terms of the Plan (the “Notice of Non-Voting Status”); and

•	solely with respect to parties that are deemed to reject the Plan, an opportunity to conditionally opt-out of the Third-Party Release through the form attached to the Notice of Non-Voting Status.

The following materials were sent to counterparties to executory contracts and unexpired leases:

•

a notice that gives (i) notice of the filing of the Plan; (ii) notice that such party has been identified as a party to an Executory Contract or Unexpired Lease; (iii) instructions regarding the Confirmation Hearing and how to obtain a copy of the Solicitation Package (other than a Ballot) free of charge; (iv) detailed directions for filing objections to confirmation of the Plan; (v) notice of the scheduled time, date, and location for the Confirmation Hearing; and (vi) a conditional opportunity to opt-out of the Third-Party Release through the form attached to this notice, provided that any contract counterparty that receives a Solicitation Package to vote to accept or reject the Plan on account of any General Unsecured Claim will not receive this notice.

Further, the Plan, the Disclosure Statement, and, once they are filed, all exhibits to both documents (including the Plan Supplement) will be made available online at no charge at the website maintained by the Debtors’ Voting Agent at https://cases.stretto.com/ironnet. The Debtors will provide parties in interest (at no charge) with hard copies of the Plan and/or Disclosure Statement, as well as any exhibits thereto, upon request to the Voting Agent by email at [INSERT EMAIL] or by telephone for U.S. callers at [INSERT NUMBER] and for international callers at [INSERT NUMBER].

3.	Voting Procedures, Ballots, and Voting Deadline

If you are entitled to vote to accept or reject the Plan, one or more Ballots has been enclosed in your Solicitation Materials for the purpose of voting on the Plan. Please vote and return your Ballot(s) in accordance with the instructions accompanying your Ballot(s).

Prior to voting on the Plan, you should carefully review (1) the Plan and the Plan Supplement, (2) this Disclosure Statement, (3) the Disclosure Statement Order, (4) the Confirmation Hearing Notice, and (5) the detailed instructions accompanying your Ballot(s).

Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

In order to be counted, all Ballots must be properly completed in accordance with the voting instructions on the Ballot or Master Ballot and actually received by the Voting Agent no later than the Voting Deadline (i.e., [•], 2023, at 5:00 p.m. (Eastern Time)) through one of the following means:

Mail, Courier, or Personal Delivery:	IronNet, Inc. Ballot Processing
Ballot Processing c/o Stretto, Inc.
[INSERT ADDRESS]
[INSERT ADDRESS]

Online Upload:	https://cases.stretto.com/ironnet

Detailed instructions for completing and transmitting Ballots are included with the Ballots and provided in the Solicitation Materials.

If the Voting Agent receives more than one timely, properly completed Ballot with respect to a single Claim prior to the Voting Deadline, the vote that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the vote recorded on the timely, properly completed Ballot, as determined by the Voting Agent, received last with respect to such Claim, provided that, if both a paper Ballot and electronic Ballot are submitted timely on account of the same General Unsecured Claim(s), the electronic Ballot shall supersede and revoke the paper Ballot.

If you are a Holder of a Claim who is entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, the Ballot, or the procedures for voting on the Plan, please contact the Voting Agent at the phone numbers or email address listed above.

Before voting on the Plan, each Holder of a Claim in Classes [3], [4], or [5] should read, in its entirety, this Disclosure Statement, the Plan and the Plan Supplement, the Disclosure Statement Order (Docket No. [•]), the Confirmation Hearing Notice, and the instructions accompanying the Ballot(s). These documents contain important information concerning how Claims are classified for voting purposes and how votes will be tabulated. Holders of Claims entitled to vote are also encouraged to review the relevant provisions of the Bankruptcy Code and Bankruptcy Rules and/or consult their own attorney.

C.	Confirmation Hearing and Deadline for Objections to Confirmation

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for [•], 2023, at a.m./p.m (Eastern Time), before the Honorable Judge Brendan Linehan Shannon, United States Bankruptcy Judge for the District of Delaware, in the United States Bankruptcy Court for the District of Delaware, located at 824 North Market Street, 6th Floor, Courtroom #1, Wilmington, Delaware. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice. Any objection to Confirmation must (a) be in writing; (b) state the name and address of the objecting party and the nature of the Claim or Interest held by such party; (c) state with particularity the basis and nature of any objection or response and include, where appropriate, proposed language to be inserted in the Plan to resolve any such objection or response; and (d) be filed, together with proof of service, with the Bankruptcy Court and served so as to be actually received on or before [•], 2023, at 5:00 p.m. (Eastern Time). Any such objections must be filed and served upon the persons designated in the Confirmation Hearing Notice in the manner and by the deadline described therein.

D.	Advisors

The Debtors’ bankruptcy legal advisors are Young Conaway Stargatt & Taylor, LLP and Arnold & Porter Kaye Scholer LLP. Their financial advisors are [•] and their investment bankers are [•]. The Debtors’ advisors can be contacted at:

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Attn: Sean M. Beach, Kenneth J. Enos, Elizabeth S. Justison, Timothy R. Powell, and Kristin L. McElroy

-and-

Arnold & Porter Kaye Scholer LLP

70 West Madison Street

Suite 4200

Chicago, Illinois 60602-4231

Attn: Brian J. Lohan, Michael Penney, Alex Hevia

[INSERT FA]	[•]

[INSERT BANKER]	[•]

II.

OVERVIEW OF THE DEBTORS’ OPERATIONS

A.	The Debtors’ Corporate Structure

IronNet, Inc. is the publicly-traded parent company and is the direct or indirect parent of all of the other Debtors in these Chapter 11 Cases, as well as their non-Debtor affiliates (the Debtors and their non-Debtor affiliates, together, collectively the “Company” or “IronNet”).

A detailed organizational chart containing both Debtor and non-Debtor affiliates is attached hereto as Exhibit C. A condensed version of the chart including only the Debtors is set forth below:

B.	The Debtors’ Corporate History

IronNet, Inc. was founded in 2014 by General Keith Alexander, a retired four-star general of the United States Army, in order to solve the major cybersecurity problem he witnessed and defined during his tenure as former head of the National Security Agency (NSA) and founding Commander of the United States Cyber Command: You can’t defend against threats you can’t see.

On August 26, 2021, IronNet expanded its capabilities through a business combination (the “Business Combination”) between IronNet and LGL Systems Acquisition Corp., which resulted in IronNet becoming a publicly traded company. The transaction resulted in gross proceeds of approximately $136.7 million to IronNet, which IronNet used to generally support corporate infrastructure for growth and global expansion. All IronNet shareholders rolled 100% of their equity holdings into the new public company created by the Business Combination.

In response to significant financial struggles and tightening liquidity, on June 16, 2023, IronNet entered into a Letter Agreement (the “Letter Agreement”) with C5 CC Ferrous, LLC, a Delaware limited liability company (the “JV,” and together with IronNet, the “Parties”), which went effective on July 11, 2023. The JV is an affiliate of C5 Capital Limited (“C5”), a beneficial owner of more than 5% of IronNet’s outstanding common stock. Pursuant to the Letter Agreement, the JV agreed to provide certain funding to IronNet, and IronNet has agreed to take certain steps, including with respect to the privatization of IronNet and the de-listing from the public securities markets. Specifically, the Letter Agreement obligated IronNet to (a) identify and effectuate a stock split structure for IronNet and implement a related recapitalization involving the issuance of preferred stock to the JV, (b) become current in its Exchange Act reporting obligations, (c) file a proxy statement relating to the planned stock split and the issuance of a series of preferred stock in connection with a contemplated recapitalization, and (d) take all steps otherwise necessary to consummate the take private transaction contemplated by the Letter Agreement (the “Take-Private Transaction”).

In connection with the Letter Agreement, on July 11, 2023, IronNet appointed Linda Zecher as its Chief Executive Officer (the “CEO”), and on the same day, the board of directors of IronNet (the “Board”), upon recommendation of the Nominating and Governance Committee of the Board, appointed Ms. Zecher as a director of IronNet. Ms. Zecher is the Debtors’ current CEO, and also previously served as Chairman of C5.

IronNet has its headquarters in McLean, Virginia, and has operations in the United States, Singapore, and the United Kingdom. As of January 31, 2023, IronNet had 104 full-time employees. Of these employees, 96 were in the United States and eight were in international locations. On September 2, 2023, as a result of its liquidity position, IronNet furloughed almost all of its employees. On September 29, 2023, given the unavailability of additional sources of liquidity and after considering strategic alternatives, as described in greater detail below, all remaining employees of IronNet were terminated.

C.	The Debtors’ Business Operations and Revenue

IronNet is a global cybersecurity company, which competes in the Network Detection and Response (“NDR”) category, which is a growing aspect of modern enterprise security. IronNet distinguishes itself from its competitors through its pioneering Collective Defense Platform, a revolutionary solution that empowers organizations to identify, intercept, and neutralize advanced cyber-attacks with unprecedented speed and efficiency. This platform serves as a real-time early-warning system, providing timely, actionable, and contextual alerts and intelligence on threats aimed at enterprise networks.

The Collective Defense Platform is comprised of IronNet’s IronDefense, introduced in 2016, and IronDome, introduced in 2018, products, from which IronNet derives the majority of its revenue. IronDefense is an advanced network detection and response cybersecurity product that uses artificial intelligence driven behavioral analytics to detect and prioritize anomalous activity inside enterprises. IronDome is a threat-sharing solution that facilitates a crowdsource-like environment in which the IronDefense threat detections from an individual company are shared among members of the Collective Defense Platform community, which consists of IronNet’s customers who have elected to permit their information to be anonymously shared and cross-correlated by IronNet’s IronDome systems.

In late-2022, IronNet introduced IronRadar, an easy-to-install threat intelligence feed that enables cybersecurity teams to proactively detect and block ransomware command and control (“C2”) infrastructure before an attack, expanding our offering with a solution intended for, and obtainable by, organizations of all sizes.

IronNet’s go-to-market strategy for the Collective Defense platform as driving a critical public-private partnership for cybersecurity that is needed to better secure companies, sectors and nations at a time when a siloed approach to cyber defense is no longer practical and detection and response must be nearly real-time. The approach is to secure as partners and customers both large public sector entities, including both government, military, and their supply chains, as well as large, private sector organizations with a sophisticated cyber stack and frequently businesses that support critical infrastructure. IronNet’s goal over time is to reach a level of scale and sector diversity from organizations of similar industry sector, state, country, supply chain, or tailored business ecosystem such that as each Collective Defense community grows, so does the volume of shared data, and the value of our platform for each of those members thereby expands both technically and commercially.

Currently, some of the world’s largest enterprises, US government organizations, high-profile brands, and foreign governments trust IronNet to protect their networks. IronNet’s customers are diversified across multiple industries including energy, communications, government, space development, financial services, and healthcare. Our value proposition particularly resonates at the current time with organizations protecting critical infrastructure.

In sum, IronNet takes a differentiated and potentially transformational approach to the cybersecurity problem facing every organization today. With an ever-increasing cybersecurity threat posed by advanced persistent threat (“APT”) actors, IronNet’s team of experts, many with national security experience, has developed a solution that automates and scales knowledge about how APTs operate and their tactics, techniques and procedures, in order to defeat them; few individuals and even fewer companies have that knowledge or capability.

Debtors’ 2022 Revenue

Revenues was $27.3 million for the year ended January 31, 2023, representing a .2% decrease under the year ended January 31, 2022.

D.	The Debtors’ Prepetition Capital Structure

Overview of the Debtors’ Funded Debt

As described in further detail below, the Debtors’ funded debt consists of secured notes, the Bridge Facility, and Prepetition Unsecured Notes. A summary of the Debtors’ prepetition funded debt is provided below:

Instrument	Line Size/Original Amount	Approximate Amount Outstanding as of the Petition Date (including prepayment premium payable as a result of the commencement of the Chapter 11 Cases)	Priority of Prepetition Security Interests
C5 Notes	$14.45mm; maturing on June 30, 2023	$[•]mm outstanding in C5 Notes	The Director Notes and C5 Notes are pari passu, and are secured by a senior priority security interest in substantially all of the Debtors’ assets, excluding intellectual property.
Director Notes	$8.475mm; maturing on June 30, 2023	$[•]mm outstanding in Director Notes	The Director Notes and C5 Notes are pari passu, and are secured by a senior priority security interest in substantially all of the Debtors’ assets, excluding intellectual property.

Prepetition Bridge Facility	Prepetition Bridge Facility: $1.5mm	[$1.5mm] outstanding in the Prepetition Bridge Facility	The Prepetition Bridge Facility is secured by a security interest in and lien on all assets of each Debtor.
Prepetition Convertible Unsecured Notes	3i Note: $10.3mm; maturing on March 16, 2024 Korr Note: $500,000; maturing on [INSERT DATE]	$7.9mm outstanding in 3i Note $513,608 outstanding in Korr Note	The Korr Note is purportedly secured by receivables owing from time to time to IronNet under certain support, solutions, or service contractors. IronNet cannot, however, verify that a UCC-1 has been filed with respect to the Korr Note.
Total		$[INSERT TOTAL AMOUNT OF FUNDED DEBT]

Director and C5 Notes—Secured

In December 2022, April 2023, May 2023, and August 2023, IronNet issued and sold senior secured promissory notes in an aggregate principal amount of $8,475,000 (the “Director Notes”) to a total of eight lenders (the “Director Noteholders”). The Director Notes bear interest at a rate of 13.8% per annum. None of the Director Noteholders have received payments on account of their Director Notes.3

On December 30, 2022, IronNet issued a senior secured convertible promissory note in the principal amount of $2,000,000 (the “C5 Note”) to an affiliate of C5 (together with the Director Noteholders, the “Prepetition Secured Creditors”), a beneficial owner of more than 5% of IronNet’s outstanding common stock. In January 2023, February 2023, April 2023, May 2023, and September 2023, IronNet issued additional senior secured convertible promissory notes to affiliates of C5 (together with the C5 Note, the “C5 Notes”) in principal amounts of $3,000,000, $6,250,000, $600,000, $2,300,000, and $300,000, respectively. Each of the C5 Notes bears interest at a rate of 13.8% per annum.

IronNet’s obligations under the Director Notes and the C5 Notes are secured by substantially all of IronNet’s assets, excluding intellectual property.

As of the Petition Date, approximately $25,300,00 of indebtedness under the C5 Notes and Director Notes was outstanding, which amount is comprised of $23,800,000 in principal amount and accrued and unpaid interest, premiums, and fees in the amount of $1,500,000.

[3]	The Director Notes include advances made by VADM Jan E. Tighe (Ret.) and Donald R. Dixon on August 29, 2023 to satisfy accrued and unpaid employee payroll-related obligations the Company.

Prepetition Bridge Facility – Secured

Pursuant to DIP Term Sheet and the applicable documentation (the “Bridge Documentation”), an affiliate of C5, as bridge lender (the “Bridge Lender”), advanced $1,244,000 to the Debtors on October 10, 2023 and $256,000 to the Debtors on October 11, 2023 to allow for the orderly transition of the Debtors into these chapter 11 cases (the “Bridge Facility Obligations”). Pursuant to the Bridge Documentation, each Debtor granted to the Bridge Lender a security interest in and lien on all assets of each Debtor (the “Bridge Facility Liens”). On October 12, 2023, the Bridge Lender filed a UCC-1, as well as certain intellectual property security agreements, against each Debtor perfecting the Bridge Facility Liens.

KORR Note—Unsecured

On July 21, 2023, IronNet issued that certain secured promissory to Korr Acquisitions Group, Inc. (“Korr”) in the aggregate principal amount of $500,000 (the “Korr Note”). The Korr Note is purportedly secured by receivables owing from time to time to IronNet under certain support, solutions or services contracts. IronNet cannot verify that a UCC-1 has been filed with respect to the Korr Note. IronNet believes $513,608 is outstanding under the Korr Note as of the Petition Date.

3i Note – Unsecured

On September 14, 2022, IronNet entered into a Securities Purchase Agreement (the “SPA”) with 3i, LP (“3i”), under which IronNet agreed to sell and issue senior unsecured convertible promissory notes to 3i in an aggregate principal amount of up to approximately $25,800,000, which are convertible into shares of common stock. On September 15, 2022, IRNT issued a convertible note under the SPA in the aggregate principal amount of $10,300,000 (the “3i Note”). On August 23, 3023, 3i sent a Notice of Default stating that, among other things, IronNet is in purported payment default and purported covenant default under the 3i Note. IronNet believes $7,900,000 outstanding under the 3i Note as of the Petition Date.

Equity Interests

IronNet is authorized to issue 100,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by IronNet’s board of directors. At January 31, 2023, there were no shares of preferred stock issued or outstanding.

On November 12, 2019, Legacy LGL sold 17,250 units at a price of $10.00 per unit (the “Units”) in its Initial Public Offering, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 2,250 units. Each Unit consisted of one share of Legacy LGL Class A common stock, par value $0.0001 per share, and one-half of one warrant to purchase one share of Legacy LGL Class A common stock (the “Public Warrants”). Public Warrants may only be exercised for a whole number of shares at a price of $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants became exercisable in September 2021 and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Once the Public Warrants became exercisable upon the effective date of IronNet’s S-1 registration statement filed in September 2021, IronNet obtained the ability to redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption; and

•

if, and only if, the reported last sale price of IronNet’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to adjustment as described below) for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders.

If IronNet calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement. As of January 31, 2023, IronNet had 8,596 Public Warrants outstanding and not exercised. In connection with the Letter Agreement, on July 17, 2023, IronNey notified the New York Stock Exchange of its intent to voluntarily delist its securities, which became effective on or about August 6, 2023. Following delisting, the IronNet’s common stock has been traded on over-the-counter markets.

III.

EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES

A.	Business Combination and Efforts to Improve Liquidity

Simply put, IronNet ran out of money, as well as the ability to access sufficient capital to continue to fund go-forward operations under its current capital structure. Compounding these issues, IronNet experienced delays in collecting certain accounts receivable from foreign governments, as well as finalizing awards of new business. As a result of these factors, among other financial and operating difficulties, IronNet has been operating under a cloud of uncertainty that has strained IronNet’s cash flows and negatively affected liquidity to the point that certain of IRNT’s directors provided a loan to IRNT to fund IronNet’s August 31st payroll and partially fund a wind-down of IronNet.

As noted above, due to IronNet’s liquidity position at the beginning of September 2023, the board of directors authorized the furlough of almost all of IronNet’s employees. Notwithstanding the furlough, IronNet’s management continued to explore and pursue financing options, as well as potential new customers. More specifically, IronNet explored financing sources that would allow it to (a) continue to service its customers, (b) take on new customer awards, and (c) deleverage its balance sheet in a value maximizing process, while simultaneously protecting IronNet’s most valuable asset—its intellectual property. With that in mind, IronNet resisted efforts by potential financing parties to enter into financing transactions that, as part of their respective terms, sought to (i) impose onerous terms in exchange for a lien on its unencumbered intellectual property, such that the lender would inevitably foreclose on such intellectual property, and/or (ii) restrict IronNet’s ability to fulfill its fiduciary duties in a chapter 11 process.

On September 29, 2023, IronNet filed an 8-K indicating that, due to the apparent unavailability of additional sources of liquidity, it was ceasing all activities and terminating its remaining employees. IronNet further indicated that it did not believe that it would be able to file a chapter 11 bankruptcy and believe that it would have to file for chapter 7 bankruptcy. Nonetheless, IronNet continued to engage with parties regarding financing for a potential chapter 11 bankruptcy, and on the same weekend that IronNet filed the aforementioned 8-K, it held conversations with two parties, RevTek Capital (“RevTek”) and the DIP Lender, both of which were interested in funding a chapter 11 bankruptcy.

The DIP Lender proposed a holistic restructuring, and while IronNet attempted to bring in RevTek to provide incremental liquidity as well as exit financing, as of the Petition Date, IronNet could not get comfortable with the terms proposed by RevTek, which required significant fees payable by reorganized equity.

As IronNet finalized terms with the DIP Lender, it experienced further operational challenges, including AWS shutting down its service.

B.	Amazon Web Services

The Company’s IronDefense and IronDome solutions are built on the Amazon Web Service (“AWS”) platform using key components of that infrastructure. The Company replatformed its solution several years ago to run in the cloud on AWS as it transitioned from being primarily an on-premise solution provider to providing a Saas solution. The Company’s analytics are performed in the cloud using data collected from Company sensors in customer networks and cloud environments. As the Company encountered liquidity problems beginning in the Fall of 2022, it began to fall behind on most of its vendor payments including those to AWS.

By December 2022, the Company entered into its first payment plan with AWS to catch up on payments of past due invoices over a course of several months. By March 2023, the Company had paid all its past due obligations. However, the Company began to fall behind again on invoice payments in mid-March after C5 Capital began to have problems meeting its commitments to fund the company per its December term sheet to acquire the Company. Throughout the summer the Company negotiated with AWS and paid invoices as collections from its customer payments made possible.

By September 2023, the Company had fallen behind on obligations owed to AWS. In September 2023, the Government of Bahrain finally made a long delayed payment of $1,782,000 for its Saas usage. The payment was made through the AWS Marketplace, and on September 26, 2023, Amazon retained the entire Bahrain payment to satisfy a portion of the Company’s past due obligations.

On September 29, 2003, AWS shut down the Company’s AWS access and customer instances due to a remaining past due payment of $18,000. The Company remitted payment for the past due amount an hour after service was discontinued. However, service was not restored.

On October 2, 2023, AWS sent the Company a notice of contract cancellation due to late payment of the past due amount and the Company’s 8-K announcing termination of its employees. However, with the materialization of DIP Facility over the days earlier, the Company began negotiating with AWS to restore services so it could restart operations. The Company made a series of offers to pay all past due invoices, pre-pay for services during the period of bankruptcy protection and shorten the contract term to protect AWS from having to provide services indefinitely if the Company were to file Chapter 7. However, AWS insisted that the Company first seek protection under chapter 11 and file a motion with the Court to enter into the AWS Reinstatement Agreement before taking payment and restoring service.

Ultimately, following arm’s-length, good faith negotiations, the Debtors and AWS have agreed to the terms of a Reinstatement Agreement, which, pursuant to the terms of the agreement, the Debtors are required to assume before AWS will reinstate IronNet’s AWS account and AWS services.

C.	Further Exploration of Strategic Alternatives

In light of the foregoing issues and their liquidity position, beginning on or around December 2022, the Company began evaluating all available options, including a sale of the Company, financing transactions, and loan restructuring. To that end, in December 2022, the Company retained Guggenheim Partners (“Guggenheim”) and Young Conaway Stargatt & Taylor, LLP to assist it in exploring these alternatives, including a potential filing under the Bankruptcy Code. During the ten months preceding the Petition Date, Guggenheim contacted a wide array of potential bidders, but these efforts ultimately proved unsuccessful.

Without any actionable proposals from Guggenheim’s pre-petition marketing process, the Company began discussing the terms of a potential restructuring with the Prepetition Secured Creditors, including the Director Noteholders and C5 (a beneficial owner of more than 5% of IRNT’s outstanding common stock

(as discussed above)), and the DIP Lenders, including ITC Global Advisers LLC (“ITC Global”) and C5, that would de-leverage the Debtors’ balance sheet and position the Company for future success. Over the past few months, the Debtors and their advisors engaged extensively with the Prepetition Secured Creditors and the DIP Lenders, culminating in the execution of the DIP Term Sheet on October 10, 2023.

Pursuant to the DIP Term Sheet, the DIP Lenders agreed to provide funding for these Chapter 11 Cases, including funding for up to a 60-day post-petition marketing and sale process to test the value of the Debtors’ assets and equity in the marketplace. In connection therewith, the Debtors terminated Guggenheim’s retention as investment banker and are in the process of retaining an investment banker. If no actionable proposals result from the post-petition marketing and sale process, the DIP Term Sheet sets forth the framework for the Plan and 363 sale process.

The Debtors believe that the proposed timeline set forth above maximizes the prospect of receiving the highest or best offer for the Debtors’ assets while ensuring that the Debtors can close the sale no later than January 24, 2024, as contemplated under the DIP Term Sheet. This outside date was one of the substantive negotiated deal points upon which the DIP Lenders insisted as a condition to agreeing to enter into the DIP Term Sheet and fund a marketing process in these Chapter 11 Cases. The Debtors submit that, particularly in light of the extensive pre-petition marketing process, a further lengthy sale process would only foster uncertainty among the Debtors’ vendors, customers (including foreign governments), and workforce, each of which is a key business partner whose confidence and cooperation is necessary to achieve the Debtors’ goals in these Chapter 11 Cases.

The Debtors submit that a prompt sale of their assets or the equity in the reorganized Debtors through a competitive process is the best option available to maximize value for all stakeholders in these Chapter 11 Cases. While there is a real need for expediency here, the Debtors recognize that conducting a postpetition market check on their assets and the equity in the reorganized Debtors is appropriate and necessary, particularly given IRNT’s substantial shareholders. To that end, on October 10, 2023, the board of directors authorized the appointment of Ivona Smith, as an independent director that will have full authority over matters related to the restructuring and the post-petition marketing process.

IV.

OVERVIEW OF THE CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases

On October 13, 2023, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. To minimize disruptions to the Debtors’ operations, and to facilitate the efficient and expeditious confirmation of the Plan, the Debtors filed numerous motions seeking traditional “first-day” and other substantive relief.

B.	First Day Motions

On the Petition Date, the Debtors filed multiple motions seeking various forms of relief from the Bankruptcy Court, including authorization for the Debtors to maintain their operations in the ordinary course (the “First Day Motions”). Such relief was aimed at ensuring a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitating a smooth reorganization through the chapter 11 process, and minimizing disruptions to the Debtors’ businesses. The Debtors sought to, among other things:

•	Jointly administer the chapter 11 cases [Docket No. 3]

•	Retain Stretto as claims and noticing agent [Docket No. 5]

•	Continue insurance programs [Docket No. 6];

•	Continue the use of the Debtors’ cash management system, bank accounts, and business forms [Docket No. 7];

•	Establish notice and hearing procedures for transfers of, or worthlessness deductions with respect to, common stock of IronNet, Inc. [Docket No. 8]

•	Pay certain prepetition taxes and fees [Docket No. 9];

•	Continue paying employee wages and benefits and processing workers’ compensation claims [Docket No. 10];

•	Authorize entry into the reinstatement agreement with Amazon Web Services, Inc. [Docket No. 11]; and

•	Obtain postpetition financing and consensual use of cash collateral [Docket No. 12].

C.	Procedural Motions

The Debtors have filed or will file in the near future various motions regarding procedural issues common to chapter 11 cases of similar size and complexity, including, without limitation, a motion for entry of an order establishing procedures for the interim compensation and reimbursement of expenses of professionals and a motion for entry of an order authorizing the Debtors to employ professionals used in the ordinary course of business.

D.	DIP Financing

Pursuant to the Debtors’ Emergency Motion for Entry of Interim and Final Orders (A) Authorizing Debtors to (I) Obtain Postpetition Financing and (II) Use Cash Collateral, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Granting Adequate Protection to Prepetition Secured Parties, (D) Modifying the Automatic Stay, (E) Scheduling a Final Hearing, and (F) Granting Related Relief [Docket No. 12], the Debtors requested authority, among other things, to enter into a superpriority senior secured credit facility (the “DIP Facility”).

The DIP Facility consists of $10 million in DIP Financing broken out into $8.5 million in New Money DIP Loans, as well as a proposed $1.5 million in “roll-up” of the $1.5 million bridge loan. $4.5 million of the New Money DIP Loans shall be available upon entry of the Interim DIP Order, $4 million of the New Money DIP Loans shall be available upon entry of the Final DIP Order. The DIP Roll-Up Loans constitute a refinancing of $1.5 million of the bridge loan on a dollar-for-dollar basis upon entry of the Interim DIP Order.

E.	Appointment of Committee

On [•], 2023 the United States Trustee for the District of Delaware appointed a [•] member official committee of unsecured creditors.

F.	Exclusivity

Section 1121(b) of the Bankruptcy Code provides for a period of 120 days after the commencement of a chapter 11 case during which time a debtor has the exclusive right to file a plan of reorganization (the “Exclusive Plan Period”). In addition, section 1121(c)(3) of the Bankruptcy Code provides that if a debtor files a plan within the Exclusive Plan Period, it has a period of 180 days after commencement of the chapter 11 case to obtain acceptances of such plan, before the expiration of which no other party in interest may file a plan (the “Exclusive Solicitation Period,” and together with the Exclusive Plan Period, the “Exclusive Periods”). Pursuant to section 1121(d) of the Bankruptcy Code, the Bankruptcy Court may, upon a showing of cause, extend the Exclusive Periods. The Debtors’ Exclusive Plan Period currently runs through February 9, 2024, and their Exclusive Solicitation Period runs through April 9, 2024, both of which are subject to extension upon order of the Bankruptcy Court.

H.	Sale-Related Motions

On October 24, 2023, the Debtors filed the Bidding Procedures Motion, seeking authorization to conduct a competitive and robust sale process, which process the Debtors believe will ensure that they receive top dollar for their assets to the extent they ultimately decide to consummate a Sale Transaction rather than a Restructuring. On [●], 2023, the Bankruptcy Court entered the Bidding Procedures Order, which approved the Bidding Procedures.

V.

SUMMARY OF THE PLAN

THE TERMS OF THE PLAN, A COPY OF WHICH IS ATTACHED AS EXHIBIT A TO THIS DISCLOSURE STATEMENT, ARE INCORPORATED BY REFERENCE HEREIN. THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN).

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN. HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PLAN AND THE EXHIBITS THERETO IN THEIR ENTIRETY SO THAT THEY MAY MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN.

A.	Classification and Treatment of Claims and Interests under the Plan

Under the Bankruptcy Code, only “allowed” claims and interests may receive distributions under a chapter 11 plan. In general, an “allowed” claim or “allowed” interest means that the debtor agrees (or the bankruptcy court has ruled) that the claim or interest, including the amount, is in fact, a valid obligation of the debtor.

The Bankruptcy Code also requires that, for purposes of treatment and voting, the chapter 11 plan divide the different claims against, and interests in, the debtor into separate classes based upon their legal nature. Claims of substantially similar legal nature are usually classified together, as are interests of a substantially similar legal nature. Because an entity may hold multiple claims or interests that give rise to different legal rights, the claims and interests themselves, rather than their Holders, are classified.

Under a chapter 11 plan, the separate classes of claims and interests must be designated either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan). If a class of claims or interests is “impaired,” the Bankruptcy Code affords certain rights to the Holders of such claims or interests, such as the right to vote on the plan (unless the plan has deemed the class to reject the plan), and the right to receive under the chapter 11 plan no less value than the Holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

Pursuant to section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (a) does not alter the legal, equitable, and contractual rights of the Holders or (b) irrespective of the Holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case, or non-performance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the Holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights. Typically, this means the Holder of an unimpaired claim will receive on the later of the effective date of the plan and the date on which amounts owing are due and payable, payment in full, in cash, and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than the right to accelerate the debtor’s obligations, the holder of an unimpaired claim generally will be placed in the position it would have been in had the chapter 11 cases not been commenced.

Consistent with these requirements, as described in Articles I.A and I.B above, the Plan divides the Claims against, and Interests in, the Debtors into ten (10) distinct Classes. Pursuant to the Bankruptcy Code, not all Classes are entitled to vote on the Plan. Under the Plan: (a) Classes [3, 4, 5, and 7] are Impaired and the Holders of Claims in such Classes are entitled to vote to accept or reject the Plan; (b) Classes 1, 2, and 6 are Unimpaired and the Holders of Claims in such Class are conclusively presumed to have accepted the Plan and are thus not entitled to vote on the Plan; (c) Class 10 is Impaired and the Holders of Claims and Interests in such Class (i) shall receive no distributions under the Plan on account of their Claims or Interests, (ii) are deemed to have rejected the Plan, and (iii) are not entitled to vote to accept or reject the Plan; and (d) Classes 8 and 9 are either Unimpaired or Impaired and the Holders of Intercompany Claims and Intercompany Interests in such Classes are conclusively presumed to have either accepted or rejected the Plan and are thus not entitled to vote on the Plan.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

B.	Acceptance or Rejection of the Plan; Effect of Rejection of Plan

Article III of the Plan sets forth certain additional rules governing the tabulation of votes under the Plan and related matters. Among other things, Article III provides that (a) the Plan constitutes a separate chapter 11 plan of reorganization for each Debtor ([III.A]); (b) any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by the Holder of an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 (i.e., no Ballots are cast in a Class entitled to vote on the Plan) shall be deemed eliminated from the Plan for purposes of voting ([III.G]); and (c) the Debtors will seek confirmation of the Plan pursuant to 1129(b) of the Bankruptcy Code, which permits confirmation of a plan notwithstanding the rejection or deemed rejection of one or more Classes, provided that at least one Class entitled to vote has voted to accept the plan and certain other requirements are met, including that the Plan does not discriminate unfairly and is fair and equitable with respect to each impaired, non-consenting Class of Claims or Interests under the Plan ([III.E]).

C.	Treatment of Executory Contracts and Unexpired Leases; Employee Benefits; and Insurance Policies

Article V of the Plan governs the treatment of the Debtors’ Executory Contracts and Unexpired Leases, among other things. Article V.A of the Plan provides that in the event any Sale Transaction is consummated, the Assumed Contracts to be assumed and assigned in connection with such Plan Sale Transaction will be deemed assumed and assigned to the applicable Successful Bidder in accordance with the applicable Plan Sale Transaction Documentation.

On the Effective Date, in the event of a Restructuring, except as otherwise provided in herein, any Executory Contracts and Unexpired Leases (i) not previously assumed, or (ii) not previously rejected pursuant to an order of the Bankruptcy Court, will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on the Rejected Contracts List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as a contract or lease to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Confirmation Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

On the Effective Date, in the event of a Sale Transaction, except as otherwise provided herein, any Executory Contract or Unexpired Lease (i) not previously assumed, (ii) not assumed and assigned in accordance with any Sale Transaction Documentation, or (iii) not previously rejected pursuant to an order of the Bankruptcy Court, and (iv) is not the subject of a pending motion to reject, assume or assume and assign as of the Effective Date will be deemed rejected.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions or rejections of the Debtors’ Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date or, as to rejected Executory Contracts and Unexpired Leases, on any date after entry of the Confirmation Order identified on the Rejected Contracts List or other motion or notice to reject. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party (including the applicable Successful Bidder in the event of a Sale Transaction) on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court or agreement of the parties. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease or the execution of any other Restructuring (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, subject to the Definitive Document Consent Rights, reserve the right to amend or supplement the Rejected Contracts List in their discretion prior to the Effective Date (or such later date as may be permitted by Article V.B or Article V.E of the Plan), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have a reasonable opportunity to object thereto on any grounds.

Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right to amend or supplement the Rejected Contracts List in their discretion prior to the Effective Date (or such later date as may be permitted by Article V.B or Article V.E of the Plan), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have a reasonable opportunity to object thereto on any grounds.

Notwithstanding anything to the contrary herein, the terms of any 363 Sale Transaction Documentation and any 363 Sale Order shall govern the cure of defaults, assumption and assignment, and compliance with section 365 of the Bankruptcy Code with respect to any Executory Contracts or Unexpired Leases assumed and assigned pursuant to such 363 Sale Transaction Documentation and 363 Sale Order.

Article V.B of the Plan provides that monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Cost in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree, in each case subject to any applicable Plan Sale Transaction Documentation.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full satisfaction and cure of any Claims and defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, under any assumed Executory Contract or Unexpired Lease arising at any time prior to the effective date of assumption. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, assumption and assignment, or Cure Cost in accordance with the Contract Noticing Procedures will be deemed to have assented to such assumption, assumption and assignment, and Cure Cost.

Article V.C of the Plan addresses Claims based on rejection of Executory Contracts and Unexpired Leases and provides that unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases by virtue of the Plan must be filed with the Notice and Claims Agent within thirty (30) days after the Effective Date. Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be subject to disallowance by further order of the Court upon objection on such grounds. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan.

Article V.D of the Plan provides that the Debtors or Reorganized Debtors, and, to the extent assigned to a Successful Bidder in the event of a Sale Transaction, the Successful Bidder, as applicable, will perform under any contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, and will be liable thereunder in the ordinary course of business.

Article V.E of the Plan is a reservation of the Debtors’ rights. Neither the exclusion nor inclusion of any contract or lease in the Rejected Contracts List or Assumed Contracts List, as applicable, nor anything contained in the Plan or Sale Transaction Documentation, nor the Debtors’ delivery of a notice of proposed assumption and proposed Cure Cost to any contract and lease counterparties, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors or Plan Administrator, as applicable, shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X.C of the Plan.

Article V.F of the Plan concerns the Debtors’ Compensation and Benefit Programs and the Debtors’ Workers’ Compensation Programs. Article V.F.1 provides that to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and, in the event of a Restructuring, with the consent of the DIP Agent, deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. In the event of a Sale Transaction, the Compensation and Benefits Programs shall either be assumed and assigned upon consummation of an applicable Sale Transaction in accordance with the terms and conditions of the applicable Sale Transaction Documentation or, if no Successful Bidder assumes the Compensation and Benefits Programs, rejected. In the event of a Restructuring or assumption by a Successful Bidder of the Compensation and Benefits Programs, all Proofs of Claim filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan.

The Restructuring, or any assumption of Compensation and Benefits Programs pursuant to the terms herein, shall not be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

Article V.F.2 provides that, in the event of a Restructuring, as of the Effective Date, with the consent of the DIP Agent, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (1) all applicable state workers’ compensation laws; and (2) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation Insurance Contracts (collectively, the “Workers’ Compensation Contracts”). In the event of a Restructuring, all Proofs of Claims on account of workers’ compensation shall, provided that the Debtors or the Reorganized Debtors continue to honor such obligations, be deemed withdrawn automatically, and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law and/or the Workers’ Compensation Contracts.

In the event of a Sale Transaction, the Workers’ Compensation Contracts shall either be assumed and assigned upon consummation of an applicable Sale Transaction in accordance with the terms and conditions of the applicable Sale Transaction Documentation or, if no Successful Bidder assumes the Workers’ Compensation Programs, rejected.

D.	Provisions Governing Distributions

Article VI of the Plan sets forth the mechanics by which Plan distributions will be made. As set forth more fully therein, Article VI of the Plan provides, among other things, that: (a) subject to certain exceptions, distributions under the Plan of the full amount provided for thereunder (i) on account of Claims and Interests Allowed on or before the Effective Date will generally be made on the Initial Distribution Date, and (ii) on account of Disputed Claims Allowed after the Effective Date will generally be made on the next Periodic

Distribution Date that is at least thirty (30) days after the Claim is Allowed (VI.A-C); (b) distributions will be made based on the Debtors’ books and records as of the Distribution Record Date and at the address for the relevant Holder in the Debtors’ records as of the relevant distribution date (VI.D.1-2); (c) distributions on account of DIP Facility Claims will be made to the applicable DIP Agent (VI.D.3); (d) the Debtors or Plan Administrator, as applicable, are authorized to employ Distribution Agents on the terms set forth in the Plan (VI.D.4); (e) except for Claims in Classes 1 and 2, the Debtors, Plan Administrator, and the Distribution Agent, as applicable, shall not be required to make distributions of less than $100 (whether Cash or otherwise) or to make partial distributions or payments of fractions of dollars or securities (which amounts will instead be rounded down to the nearest whole dollar or share of New Common Equity (VI.D.5); (f) the Debtors or Plan Administrator, as applicable will hold undeliverable distributions, and will continue to honor un-negotiated checks, only for limited time-periods, after which the distributions shall revert to the Reorganized Debtors or Plan Administrator, as applicable (VI.D.6); (g) to the extent applicable, the Reorganized Debtors, Plan Administrator, or Distribution Agent, as applicable, shall comply with all tax withholding and reporting requirements, and all distributions pursuant to the Plan shall be subject to such requirements (VI.E); (h) on the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or an Equity Interest shall be deemed to have surrendered such certificate or instrument to the Distribution Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and except as provided otherwise under the Plan, including the Debtor Release and the Third-Party Release, such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Equity Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan and allowing indenture trustees to exercise charging liens, priorities of payment, and indemnification rights (VI.F); and (i) distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable Insurance Contract. Except for the releases and exculpation provisions of Article IX of the Plan, nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts (VI.G).

E.	Procedures for Resolving Disputed, Contingent, and Unliquidated Claims

Article VII of the Plan governs the resolution of Disputed Claims and Interests. Pursuant to Article VII.A, after the Effective Date, and except as otherwise provided in the Plan, the Reorganized Debtors or Plan Administrator, as applicable, shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors, or Plan Administrator, as applicable, may contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

Article VII.B provides that, except as otherwise specifically provided in the Plan, the Reorganized Debtors, or Plan Administrator, as applicable, shall have the authority: (1) to file, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

Article VII.C addresses estimation of claims. It provides that before or after the Effective Date, the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection; and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection; provided that if the Bankruptcy Court resolves the Allowed amount of a Claim, the Debtors and Reorganized Debtors or Plan Administrator, as applicable, shall not be permitted to seek an estimation of such Claim). Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor or Plan Administrator, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim subject to applicable law.

Article VII.D provides that if any portion of a Claim is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Claim becomes an Allowed Claim; provided that if only a portion of a Claim is Disputed, such Claim shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

Article VII.E provides that any objections to Claims shall be Filed on or before the Claims Objection Deadline, subject to any extensions thereof approved by the Bankruptcy Court.

F.	Conditions Precedent to Confirmation and the Effective Date

Article VIII of the Plan sets forth the conditions precedent to Confirmation, the Effective Date, and related matters. The conditions precedent set forth at Article VIII.A include that:

1.	The Disclosure Statement Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the DIP Lender, C5, and the Debtors.

2.	In the event of a Plan Sale Transaction, the Plan Sale Transaction Documentation shall not have been terminated in accordance with its terms.

The conditions precedent set forth at Article VIII.B include that:

1.

the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the DIP Lender, C5, and the Debtors, and such order shall not have been vacated, and not be subject to a stay pending appeal;

2.

all governmental and third-party approvals, authorizations, rulings, documents, and consents that may be necessary in connection with the Restructuring and related transactions or Plan Sale Transaction (as applicable) shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on the Restructuring and related transactions or Plan Sale Transaction (as applicable);

3.

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of any Sale Transaction or Restructuring, as applicable, or any related transactions;

4.	the DIP Orders shall not have been vacated, stayed, or modified without the prior written consent of the DIP Lender and there shall be no default or event of default existing under the DIP Facility;

5.	the New Organizational Documents shall have been adopted;

6.	the Debtors shall have implemented the Restructuring Transactions and all other transactions contemplated by the Plan in a manner consistent in all respects with the Plan;

7.

the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto), each in a form and substance acceptable to the DIP Lender, C5, and the Debtors, shall have been filed

8.	[in the event of a Restructuring, the relevant Debtors shall have entered into the Exit Facility]; and

9.	amounts sufficient to pay Retained Professionals in full shall have been placed in the Professional Fee Escrow Account pending approval of payment of such fees and expenses by the Bankruptcy Court.

Article VIII.C provides that the Debtors, with the prior written consent of the DIP Lender and C5, may waive any of the conditions to the Effective Date set forth above at any time, without any notice to parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan.

Article VIII.D addresses the effect of non-occurrence of the Effective Date. It provides that if the Effective Date does not occur: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan, the Confirmation Order, or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

Article IX of the Plan addresses releases, injunctions and related provisions. These provisions include discharge of Claims and Interests under the Plan (IX.A); preservation of the rights of the Reorganized Debtors to setoff and recoup against Allowed Claims (IX.F); and release of Liens (IX.G). In addition, Articles IX.B, IX.C, IX.D, and IX.E of the Plan contain important releases, injunctions, and exculpatory provisions. These provisions are highlighted below.

Article IX.C. contains a third-party release. Pursuant to Article IX.C of the Plan, (a) all Holders of Claims that vote to accept the Plan; (b) all Holders of Claims that are entitled to vote to accept or reject the Plan but that either (x) do not vote to accept or to reject the Plan or (y) vote to reject the Plan and do not affirmatively opt out of granting the releases contained in the Plan; (c) all Holders of Claims that are presumed to accept the Plan; (d) all Holders of Claims that are deemed to reject the Plan and fail to timely object to the releases contained in the Plan; (e) the DIP Agent and the DIP Lender; (f) any Successful Bidder, if applicable; and (g) all other Released Parties (other than (1) any Debtor Releasing Party and (2) any Related Person of any Released Party, except to the extent such Released Party is legally entitled to bind such Related Person to the releases contained in the Plan under applicable non-bankruptcy law) shall be deemed to grant the Third-Party Release.

G.	Releases

The following definitions are important to understanding the scope of the releases being given under the Plan:

“Exculpated Party” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) the officers and directors of the Debtors, and any other person serving as a fiduciary of the Debtors’ Estates, in each case, who served at any time between the Petition Date and the Effective Date of the Plan; (c) the Committee; and (d) all financial advisors, attorneys, accountants, investment bankers and other professionals retained by the Debtors or the Committee in these Chapter 11 Cases.

“Non-Debtor Releasing Parties” means, collectively, each of the following in their capacity as such: (a) all Holders of Claims that vote to accept the Plan; (b) all Holders of Claims that are entitled to vote to accept or reject the Plan but that either (x) do not vote to accept or to reject the Plan or (y) vote to reject the Plan and do not affirmatively opt out of granting the releases contained in the Plan; (c) all Holders of Claims that are presumed to accept the Plan; (d) all Holders of Claims that are deemed to reject the Plan and fail to timely object to the releases contained in the Plan; (e) the DIP Agent and the DIP Lender; (f) any Successful Bidder, if applicable; and (g) all other Released Parties (other than (1) any Debtor Releasing Party and (2) any Related Person of any Released Party, except to the extent such Released Party is legally entitled to bind such Related Person to the releases contained in the Plan under applicable non-bankruptcy law).

“Released Party” means, collectively, each in their capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Agent; (d) each DIP Lender; (e) C5; (f) the Bridge Lender; (g) each Holder of C5 Notes; (h) each Holder of Director Notes; (i) any Successful Bidder, if any; (j) each Exit Lender; and (k) the respective Related Persons for each of the foregoing provided, that, any party identified in clauses (a) through (k) hereof shall not be a Released Party unless such party is also a Releasing Party.

“Releasing Party” means, collectively, the Debtor Releasing Parties and the Non-Debtor Releasing Parties, including each Related Person of each Debtor Releasing Party and Non-Debtor Releasing Party, but solely in their capacity as such to the extent such Non-Debtor Releasing Party and Non-Debtor Releasing Party is legally entitled to bind such Related Person to the releases contained in the Plan under applicable non-bankruptcy law; provided, however, for the avoidance of doubt, Holders of Equity Interests in IronNet shall not be Releasing Parties.

a.	Releases by the Debtors (IX.B)

Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in the Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtor Releasing Parties will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full release, to the maximum extent permitted by law, to each of the Released Parties (and each such Released Party so released shall be deemed forever released by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all claims, Causes of Action, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state statutory or common laws, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, the Plan, the Restructuring Documents, or the Sale Process; (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (iii) the business or contractual arrangements between any Debtor and any Released Parties; (iv) the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, any Sale Transaction Documentation, or any agreements, instruments or other documents related to any of the foregoing; (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases; (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors; and/or (vii) the Confirmation or consummation of the Plan or the solicitation of votes on the Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually, collectively, or on behalf of any Holder of a Claim or Equity Interest) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of such Debtor Releasing Party to enforce the Plan, any Sale Transaction Documentation and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or any Sale Transaction or assumed pursuant to the Plan or any Sale Transaction or assumed pursuant to Final Order of the Bankruptcy Court. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person, and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article IX.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in the Plan.

b.	Third-Party Release (IX.C)

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party, on behalf of itself and any other Persons that might seek to claim under or through such Non-Debtor Releasing Party, including any affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, Representatives, consultants, and agents, will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full release to each of the Released Parties (and each such Released Party so released shall be deemed forever released by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third-Party Release”) from any and all claims, interests, Causes of Action, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, matured or unmatured, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state statutory or common laws, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, based on or relating to, or in any manner arising from, in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, the Plan, the Restructuring Documents, or the Sale Process; (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan; (iii) the business or contractual arrangements between any Debtor and any Released Parties; (iv) the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, any Sale Transaction Documentation, or any agreements, instruments or other documents related to any of the foregoing; (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases; (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors; and/or (vii) the Confirmation or consummation of the Plan or the solicitation of votes on the Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third-Party Release shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of such Non-Debtor Releasing Party to enforce the Plan, any Sale Transaction Documentation and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan or any Sale Transaction or assumed pursuant to the Plan or any Sale Transaction or Final Order of the Bankruptcy Court. The foregoing release shall be effective as of the Effective Date, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person, and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third-Party Release.

c.	Exculpation (IX.D)

Effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any claims or Causes of Action or for any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date in connection with, or related to, the administration of the Chapter 11 Cases, commencement of the Chapter 11 Cases, pursuit of Confirmation and consummation of the Plan, making Distributions, the Disclosure Statement, the Sale Process, the Sale Order, or the solicitation of votes for, or Confirmation of, the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; the purchase, sale, or rescission of the purchase or sale of any asset or security of the Debtors; or the transactions or documentation in furtherance of any of the foregoing; or any other postpetition, pre-Effective Date act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or consummation of the Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of any Person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. Notwithstanding the foregoing, nothing in this Article IX.D shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in the Plan. The Exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

d.	Injunction (IX.E)

Except as otherwise provided in the Plan or the Confirmation Order (and, for the avoidance of doubt, Except as otherwise provided in the Plan or the Confirmation Order (and, for the avoidance of doubt, subject to Article III.C), all entities who have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that: (a) are subject to compromise and settlement pursuant to the terms of the Plan; (b) have been released pursuant to Article IX.B of the Plan; (c) have been released pursuant to Article IX.C of the Plan, (d) are subject to exculpation pursuant to Article IX.D of the Plan (but only to the extent of the exculpation provided in Article IX.D of the Plan), or (e) are otherwise discharged, satisfied, stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from commencing or continuing in any manner, any action or other proceeding on account of any such claims, interests, Causes of Action, or liabilities that have been compromised, released, exculpated or settled, as applicable, against the Debtors, the Reorganized Debtors, or any Entity so released or exculpated (or the property or estate of any Entity, directly or indirectly, so released or exculpated) pursuant to the terms of the Plan, including C5, each DIP Lender, and each Exit Facility Lender.

H.	Standards Applicable to Releases

The Debtors believe that the releases set forth in the Plan are appropriate because, among other things, the releases are expressly or impliedly consensual. Courts in the Third Circuit “have consistently held that a plan may provide for a release of third party claims against a non-debtor upon consent of the party affected.” In re Indianapolis Downs, LLC, 486 B.R. 286, 305 (Bankr. D. Del. 2013). In addition to the consent demonstrated by acceptance of the Plan by Holders entitled to vote, consent may be implied from Holders who are Unimpaired and deemed to accept the Plan. Id. at 306 (holding third-party releases are consensual as to unimpaired creditors paid in full); In re Spansion, Inc., 426 B.R. 114, 144 (Bankr. D. Del. 2010) (same). Consent is also demonstrated as to the Holders of Claims who are provided instructions on how to opt out of such releases and do not do so, either by abstaining from voting or by voting against the Plan but not opting out of the releases. Indianapolis Downs, 486 B.R. at 305 (citing In re DBSD N. Am., Inc., 419 B.R. 179, 218-19 (Bankr. S.D.N.Y. 2009); In re Conseco, Inc., 301 B.R. 525, 528 (Bankr. N.D. Ill. 2003)).

Here, consistent with the above case law, the releases by Holders of Claims and Interests against non-Debtors are given upon express or implied consent by Holders entitled to vote to accept or reject the Plan who do not opt out by appropriately marking their Ballots, Holders entitled to vote who abstain from voting on the Plan, Holders presumed to accept the Plan, Holders deemed to reject the Plan that do not affirmatively opt out of the releases, and any counterparties to Executory Contracts and/or Unexpired Leases that do not opt out of the releases.

VI.

WIND-DOWN PROCESS IN THE EVENT OF A SALE TRANSACTION / CAPITAL STRUCTURE AND CORPORATE GOVERNANCE OF REORGANIZED DEBTORS IN THE EVENT OF A RESTRUCTURING

A.	Sale Transaction

Article IV.B of the Plan provides that, if a Plan Sale Transaction is to be consummated, upon entry of the Confirmation Order, the Debtors shall be authorized to consummate the applicable Plan Sale Transaction to the applicable Successful Bidder pursuant to the terms of the applicable Plan Sale Transaction Documentation, the Plan, and the Confirmation Order. In the event any Sale Transaction is consummated, the Sale Transaction Proceeds, the Professional Fee Escrow Amount, the Wind-Down Amount, any reserves required pursuant to the applicable Sale Transaction Documentation, the Debtors’ rights under the applicable Sale Transaction Documentation, payments made directly by the applicable Successful Bidder on account of any Assumed Liabilities under the applicable Plan Sale Transaction Documentation, payments of Cure Costs made by the applicable Successful Bidder pursuant to sections 365 or 1123 of the Bankruptcy Code, and/or all Causes of Action not previously settled, released, or exculpated under the Plan, if any, shall be used to fund the distributions to Holders of Allowed Claims against the Debtors in accordance with the treatment of such Claims and subject to the terms provided in the Plan. Unless otherwise agreed in writing by the Debtors and the applicable Successful Bidder, distributions required by the Plan on account of Allowed Claims that are Assumed Liabilities shall be the sole responsibility of the applicable Successful Bidder even if such Claim is Allowed against the Debtors, and such Claims shall have no recovery from the Debtors under the terms of the Plan.

B.	Wind-Down, Plan Administrator, Dissolution of the Boards of Directors/Managers, and Closing of the Chapter 11 Cases (In the Event of a Sale Transaction)

1.	Wind-Down

Article IV.V of the Plan provides that, in the event of a Sale Transaction, on and after the Effective Date, in accordance with the Wind-Down Budget, the Debtors shall (1) continue in existence for purposes of (a) winding down the Debtors’ businesses and affairs as expeditiously as reasonably possible, (b) resolving Disputed Claims as provided hereunder, (c) paying Allowed Claims not assumed by the applicable Successful Bidder as provided hereunder, (d) filing appropriate tax returns, (e) complying with their continuing obligations under the applicable Sale Transaction Documentation (including with respect to the transfer of permits to the applicable Successful Bidder as contemplated therein), and (f) administering the Plan in an efficacious manner; and (2) thereafter liquidate and dissolve as set forth in the Plan. The Plan Administrator shall carry out these actions for the Debtors.

2.	Wind-Down Amount

Article IV.W of the Plan provides that in the event of a Sale Transaction, on the Effective Date, the Debtors shall retain proceeds from the Wind-Down Amount in accordance with the terms of the Wind-Down Budget. Any remaining amounts in the Wind-Down Amount following all required distributions therefrom in accordance with the terms of the Wind-Down Budget shall promptly be distributed in accordance with the Bankruptcy Code and the Plan.

3.	Plan Administrator

Article IV.N of the Plan provides that, in the event of a Sale Transaction, on and after the Plan Effective Date, the Plan Administrator shall act for the Debtors in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same). On the Effective Date, the authority, power, and incumbency of the persons acting as managers, directors, and officers of the Debtors shall be deemed to have terminated, the persons acting as managers, directors, and officers of the Debtors shall be deemed to have resigned, and a representative of the Plan Administrator shall be appointed as the sole manager and sole officer of the Debtors, and shall succeed to the powers of the Debtors’ managers, directors, and officers. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Debtors. The Plan Administrator shall use commercially reasonable efforts to operate in a manner consistent with the Wind-Down Budget. The Plan Administrator shall carry out any necessary functions required by the applicable Sale Transaction Documentation.

4.	Dissolution of the Debtors

Article IV.X of the Plan provides that, in the event of a Sale Transaction, as of the Effective Date, the Plan Administrator shall act as the sole officer, director, and manager, as applicable, of the Debtors with respect to their affairs. Subject in all respects to the terms of the Plan, the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve any of the Debtors, and shall be authorized to (a) file a certificate of dissolution for any of the Debtors, together with all other necessary corporate and company documents, to effect the dissolution of the Debtors under the applicable laws of the applicable state(s) of formation; and (b) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for any of the Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any of the Debtors or their Estates for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

The filing by the Plan Administrator of any of the Debtors’ certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, board of directors, or board of managers of any of the Debtors or any of their Affiliates.

5.	Closing the Chapter 11 Cases

Article IV.Y of the Plan provides that when all Disputed Claims have become Allowed or disallowed, the Reorganized Debtors or Plan Administrator, as applicable, may seek authority from the Bankruptcy Court to close any remaining Chapter 11 Cases of the Debtors in accordance with the Bankruptcy Code and the Bankruptcy Rules.

Notwithstanding the foregoing, as of the Effective Date, the Reorganized Debtors or the Plan Administrator, as applicable, may file one motion seeking authority to close the Chapter 11 Cases of all of the Debtors except for Debtor IronNet and to change the caption of the Chapter 11 Cases accordingly. Nothing in the Plan shall authorize the closing of any case retroactive to a date that precedes the date any such order is entered. Any request for retroactive relief shall be made on motion served on the United States Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the Filing of a motion to close the Chapter 11 Case of IronNet, the Reorganized Debtors or Plan Administrator, as applicable, shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Rule 3022-1(c).

C.	Summary of Capital Structure of Reorganized Debtors (in the event of a Restructuring)

1.	Post-Emergence Capital Structure

The following table summarizes the capital structure of the Reorganized Debtors (in the event of a Restructuring), including the post-Effective Date financing arrangements the Reorganized Debtors expect to enter into to fund their obligations under the Plan and provide for, among other things, their post-Effective Date working capital needs. This summary of the Reorganized Debtors’ capital structure is qualified in its entirety by reference to the Plan and the Exit Facility, as applicable.

Exit Facility	$ Amount
New Money Funding	• [INSERT DETAIL]
Rollover Exit Facility	• [INSERT DETAIL]

2.	Exit Facility

Article IV.H of the Plan provides that in the event of a Restructuring, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit Facility and related agreements (including all transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations in connection with the Exit Facility.

In the event of a Restructuring, on the Effective Date, the agreements with respect to the Exit Facility shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in connection with the Exit Facility (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the Exit Facility, (2) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under in connection with the Exit Facility, and (3) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	Reorganized IronNet Holdings Equity, New Common Equity and New Warrants

Article IV.I of the Plan provides that in the event of a Restructuring, on the Effective Date, in accordance with the terms of the Plan and as further set forth in the Plan Supplement, Reorganized IronNet shall issue 100% of the New Common Equity to the DIP Lender, and Holders of IronNet Secured Note Claims, and Holders of OpCo Secured Note Claims in each case, subject to dilution by the Management Incentive Plan. The issuance of the New Common Equity by Reorganized IronNet pursuant to the Plan is authorized without the need for further corporate action, and all of the New Common Equity issued or issuable pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Stock, including shares issued pursuant to the Equity Rights Offering, through the facilities of The Depository Trust Company, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock under applicable securities laws. The Depository Trust Company shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock are exempt from registration and/or eligible for The Depository Trust Company book-entry delivery, settlement and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, The Depository Trust Company) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock is exempt from registration and/or eligible for The Depository Trust Company book-entry delivery, settlement and depository services.

Article IV.J of the Plan provides that offering, issuance, and distribution of any Securities, including the New Common Equity in exchange for Claims pursuant to Article III of the Plan, shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. Except as otherwise provided in the Plan or the governing certificates or instruments, any and all such New Common Equity so issued under the Plan will be freely tradable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

Notwithstanding anything to the contrary in the Plan, no Entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Equity or New Warrants are exempt from registration.

D.	Corporate Governance and Management of the Reorganized Debtors (In the Event of a Restructuring)

1.	Debtors’ Organizational Matters

Article IV.D of the Plan provides that, except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

Article IV.E of the Plan provides that, in the event of a Restructuring or Equity Sale, except as otherwise provided in the Plan (including in Article III.C) or any agreement, instrument, or other document incorporated herein, including the Restructuring Memorandum and agreements with respect to the Exit Facility, on the Effective Date, all property of each Estate, including all Excluded Assets (if applicable) and all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code.

Article IV.K of the Plan provides that, in the event of a Restructuring or Equity Sale, subject to Articles IV.E and IV.F of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan, which shall: (1) contain terms consistent with the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the Reorganized IronNet Equity and the Employee Stock Options to the Persons or Entities entitled to receive such issuances, distributions and reservations, as applicable under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity securities. Without limiting the generality of the foregoing, as of the Effective Date, Reorganized IronNet shall be governed by the New Organizational Documents applicable to it. From and after the Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of its state of incorporation or formation, to the extent required for such New Organizational Documents to become effective. After the Effective Date, the Reorganized Debtors may amend and restate the formation, incorporation, organizational, and constituent documents, as applicable, as permitted by the laws of its jurisdiction of formation or incorporation, as applicable, and the terms of such documents.

2.	Directors and Officers of the Reorganized Debtors

Article IV.O.1 of the Plan provides that, as of the Effective Date, the terms of the current members of the board of directors of IronNet shall expire and, without further order of the Bankruptcy Court or other corporate action by the Debtors or the Reorganized Debtors, the New Board shall be approved. The New Board or managers (as applicable) and the officers of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents. The officers and overall management structure of the Reorganized Debtors, and all officers and management decisions with respect to the Reorganized Debtors (and/or any of their direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall be subject to the required approvals and consents set forth in the New Organizational Documents.

In the event of a Restructuring, the New Board will initially consist of [#] members. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent reasonably practicable, disclose in advance of Confirmation the identity and affiliations of any person proposed to serve on the New Board.

From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of its respective charters and bylaws or other formation and constituent documents, and the New Organizational Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

Article IV.P.2 of the Plan provides that the existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the New Board to remove or replace them and any applicable employment agreements that are assumed pursuant to the Plan.

VII.

CONFIRMATION OF THE PLAN

The Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan is (A) accepted by all impaired Classes of Claims and Interests or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (B) in the “best interests” of the Holders of Claims and Interests impaired under the Plan; and (C) feasible.

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. The Confirmation Hearing is scheduled for [INSERT DATE], 2023, at [•]a.m./p.m (Eastern Time). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and include, where appropriate, proposed language to be inserted in the Plan to resolve any such objection or response, and must be filed with the Bankruptcy Court, with a copy to the chambers of Judge Brendan L. Shannon, together with proof of service thereof, and served upon all of the below parties.

Debtors	Counsel to the Debtors

IronNet, Inc. 7900 Tysons One Place, Suite 400 McLean, VA 22102 Attn: Cameron Pforr

Young Conaway Stargatt & Taylor LLP

Rodney Square, 1000 North King Street

Wilmington, Delaware 19801

Attn: Sean M. Beach, Kenneth J. Enos, Elizabeth S. Justison, Timothy R. Powell, Kristin L. McElroy

-and-

Arnold & Porter Kaye Scholer LLP

70 West Madison Street

Suite 4200

Chicago, Illinois 60602-4231

Attn: Brian J. Lohan, Michael Penney, Alex Hevia

Counsel to the Committee	Counsel to the DIP Lenders

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:

Sean Mitchell (smitchell@paulweiss.com), Diane Meyers (demeyers@paulweiss.com), and Grace Hotz (ghotz@paulweiss.com)

-and-

Landis Rath & Cobb LLP

919 Market Street, Suite 1800

P.O. Box 2087

Wilmington, DE 19899

Attn:

Rick Cobb (cobb@lrclaw.com) and Joshua Brooks (brooks@lrclaw.com)

B.	Confirmation

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan.

1.	Confirmation Requirements.

Confirmation of a chapter 11 plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•	the plan complies with the applicable provisions of the Bankruptcy Code;

•	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•	the plan has been proposed in good faith and not by any means forbidden by law;

•

any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

•

the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy, and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

•

with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•	subject to the “cramdown” provisions of section 1129(b) of the Bankruptcy Code, each class of claims or interests has either accepted the plan or is not impaired under the plan;

•

except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date (except that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding 5 years after the petition date of a value, as of the effective date, equal to the allowed amount of such claims);

•

if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•

confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

The Debtors believe that:

•	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•	the Debtors, as the proponents of the Plan, have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•	the Plan has been proposed in good faith.

Set forth below is a summary of certain relevant statutory confirmation requirements.

a.	Acceptance

Claims in Classes [3, 4, and 5] are Impaired under the Plan and are entitled to vote to accept or reject the Plan; Classes 1 and 2 are Unimpaired and are therefore conclusively deemed to accept the Plan; Classes 7 and 9 are Impaired and will receive no distributions under the Plan and therefore are conclusively deemed to reject the Plan; Classes 6 and 8 will either be Unimpaired or Impaired and receive no distributions, and will be conclusively deemed to accept or to reject the Plan, as applicable.

The Debtors also will seek confirmation of the Plan over the objection of any individual Holders of Claims who are members of an accepting Class.

b.	Unfair Discrimination and Fair and Equitable Test

To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” for, respectively, secured creditors, unsecured creditors and holders of equity interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan.

The test sets forth different standards for what is fair and equitable, depending on the type of claims or interests in such class. In order to demonstrate that a plan is “fair and equitable,” the plan proponent must demonstrate the following:

i.

Secured Creditors. With respect to a class of impaired secured claims, a proposed plan must provide the following: (a) that the holders of secured claims retain their liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and receive on account of such claim deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder’s interest in the estates’ interest in such property, or (b) for the sale, subject to section 363 of the Bankruptcy Code, of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale, and the treatment of such liens on proceeds under clause (a) or (b) of this paragraph, or (c) that the holders of secured claims receive the “indubitable equivalent” of their allowed secured claim.

ii.

Unsecured Creditors. With respect to a class of impaired unsecured claims, a proposed plan must provide the following: either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

iii.

Equity Interests. With respect to a class of impaired equity interests, each interest holder receives or retains property having a present value, as of the effective date of the plan, equal to the greatest of the allowed dollar amount of any fixed liquidation preference, fixed redemption price, or the value of the equity interest.

A chapter 11 plan does not “discriminate unfairly” with respect to a non-accepting class if the value of the Cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the non-accepting class. The Debtors believe the Plan will not discriminate unfairly against any non-accepting Class.

c.	Feasibility; Financial Projections

The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors, unless such liquidation or reorganization is proposed in the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business. Under the terms of the Plan, in the event of a Restructuring, the Allowed Claims potentially being paid in whole or in part in Cash are the General Administrative Claims, Professional Fee Claims, DIP Facility Claims, fees owed to the United States Trustee, Priority Tax Claims, Other Priority Claims, Other Secured Claims, and General Unsecured Claims.

In connection with developing the Plan, the Debtors have prepared detailed financial projections (the “Financial Projections”), attached as Exhibit C hereto, which detail, among other things, the financial feasibility of the Plan. The Financial Projections indicate, on a pro forma basis, that the projected level of Cash flow is sufficient to satisfy the Debtors’ obligations under the Plan, to satisfy all of the Reorganized Debtors’ future debt and debt related interest cost, research and development, capital expenditure and other obligations during this period. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS. THE PROJECTIONS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE XI. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FINANCIAL PROJECTIONS.

The Financial Projections have not been examined or compiled by independent accountants. Moreover, such information is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the Financial Projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved may vary from the projected results and the variations may be material. All Holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan.

2.	Valuation of the Debtors

Under the Bidding Procedures Order, the Debtors are also pursuing a competitive sale process for their assets. The Debtors have, therefore, concluded that the best estimate of the going concern value of the Debtors will be revealed through the sale process. The Debtors reserve the right to further supplement this Disclosure Statement with any appropriate valuation analysis in their discretion.

3.	Best Interests Test

The “best interests” test requires that the Bankruptcy Court find either:

•	that all members of each impaired class have accepted the plan; or

•

that each holder of an allowed claim or interest in each impaired class of claims or interests will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

To determine what the Holders of Claims and Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7 on the Confirmation Date, the Bankruptcy Court must determine the dollar amount that would have been generated from the liquidation of the Debtors’ assets and properties in a liquidation under chapter 7 of the Bankruptcy Code.

The Cash that would be available for satisfaction of Claims and Interests would consist of the proceeds from the disposition of the assets and properties of the Debtors, augmented by the Cash held by the Debtors. Such Cash amount would be: (i) first, reduced by the amount of the Allowed DIP Facility Claims and the secured portion (if any) of the Allowed Other Secured Claims and Allowed Prepetition Term Loan Claims; (ii) second, reduced by the costs and expenses of liquidation under chapter 7 (including the fees payable to a chapter 7 trustee and the fees payable to professionals that such trustee might engage) and such additional administrative claims that might result from the termination of the Debtors’ business; and (iii) third, reduced by the amount of the Allowed General Administrative Expense Claims, Allowed Professional Fee Claims, fees owed to the United States Trustee, Allowed Priority Tax Claims, and Allowed Other Priority Claims, in the order of priority set out in section 507 of the Bankruptcy Code. Any remaining net Cash would be allocated to creditors and stakeholders in strict order of priority contained in section 726 of the Bankruptcy Code. Additional claims would arise by reason of the breach or rejection of obligations under unexpired leases and executory contracts.

To determine if the Plan is in the best interests of each impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ assets and properties, after subtracting the amounts discussed above, must be compared with the value of the property offered to each such Class under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, the Debtors have determined that confirmation of the Plan will provide each Holder of an Allowed Claim or Interest with a recovery that is not less than such Holder would have received pursuant to the liquidation of the Debtors under chapter 7.

Moreover, the Debtors believe that the value of distributions to each voting Class of Allowed Claims in a chapter 7 case would be materially less than the value of distributions under the Plan and any distribution in a chapter 7 case would not occur for a substantial period of time. It is likely that a liquidation of the Debtors’ assets could take more than a year to complete, and distribution of the proceeds of the liquidation could be delayed for up to six months after the completion of such liquidation to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

The Debtors, with the assistance of their advisors, have prepared a liquidation analysis that summarizes the Debtors’ best estimate of recoveries by Holders of Claims and Interests if the Chapter 11 Cases were converted to cases under chapter 7 on [•], 2023 (the “Liquidation Analysis”), which is attached hereto as Exhibit D. The Liquidation Analysis provides a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates.

The Liquidation Analysis contains a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Accordingly, the values reflected might not be realized. The chapter 7 liquidation period is assumed to last 12 months following the appointment of a chapter 7 trustee, allowing for, among other things, the discontinuation and wind-down of operations, the sale of the operations as going concerns or as individual assets, the collection of receivables and the finalization of tax affairs. All Holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

B.	Classification of Claims and Interests

The Debtors believe that the Plan complies with the classification requirements of the Bankruptcy Code, which require that a chapter 11 plan place each claim and interest into a class with other claims or interests that are “substantially similar.”

C.	Consummation

The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan (see Article V.F hereof and Article VIII of the Plan) have been satisfied or waived pursuant to the Plan. The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

D.	Exemption from Certain Transfer Taxes

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to or in connection with the Plan (including, if applicable, the Sale Transaction), including: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any U.S. federal, state or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

E.	Dissolution of Committee

The Committee shall dissolve, and the current and former members of the Committee shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases on the Effective Date; provided that the Committee and its professionals shall have the right to file, prosecute, review, and object to any applications for compensation and reimbursement of expenses filed in accordance with Article II.A.2 of the Plan.

F.	Amendments

Subject to the limitations contained in the Plan, the Debtors, Reorganized Debtors, or Plan Administrator, as applicable, reserve the right to, in accordance with the Bankruptcy Code and the Bankruptcy Rules: (1) amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, in accordance with section 1127(a) of the Bankruptcy Code; (2) amend or modify the Plan after the entry of the Confirmation Order and before substantial consummation of the Plan in accordance with section 1127(b) of the Bankruptcy Code upon order of the Bankruptcy Court; and (3) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court.

G.	Revocation or Withdrawal of the Plan

Subject to the conditions to the Effective Date, the Debtors reserve the right to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan or if entry of the Confirmation Order or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.

H.	Post-Confirmation Jurisdiction of the Bankruptcy Court

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, except to the extent set forth herein, and in addition to the matters over which the Bankruptcy Court shall have retained jurisdiction pursuant to the Sale Order, if any, or any other order of the Bankruptcy Court, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

•

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

•

decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Retained Professionals required by the Bankruptcy Code or the Plan;

•

resolve any matters related to: (1) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (2) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (3) any dispute regarding whether a contract or lease is or was executory or expired;

•	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

•

adjudicate, decide or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

•	adjudicate, decide or resolve any and all matters related to Causes of Action;

•	adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

•

resolve any cases, controversies, suits, or disputes that may arise in connection with General Unsecured Claims, including the establishment of any bar dates, related notices, claim objections, allowance, disallowance, estimation and distribution;

•

enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

•	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

•

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, or any Entity’s rights arising from or obligations incurred in connection with the Plan;

•	issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan;

•

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

•

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

•	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

•

determine any other matters that may arise in connection with or related to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

•	enter one or more orders or final decrees concluding or closing the Chapter 11 Cases;

•	adjudicate any and all disputes arising from or relating to distributions under the Plan;

•	consider any modification of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

•	determine requests for payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

•

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan (other than any dispute arising after the Effective Date under, or directly with respect to, the Exit Facility, if any, which such disputes shall be adjudicated in accordance with the Exit Facility, if any);

•	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

•

hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

•	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

•	enforce all orders previously entered by the Bankruptcy Court; and

•	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in Article X of the Plan to the contrary, the Exit Facility shall be governed by the respective jurisdictional provisions therein.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article X of the Plan, the provisions of Article X of the Plan shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided in the Plan or in an order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

VIII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Plan reflects a consensus among the Debtors and stakeholders. The Debtors have determined that the Plan is the best alternative available for their successful emergence from chapter 11. If the Plan is not confirmed and consummated, the alternatives to the Plan are (A) continuation of the Chapter 11 Cases, which could lead to the filing of an alternative plan of reorganization or plan of liquidation, (B) a liquidation under chapter 7 of the Bankruptcy Code, or (C) dismissal of the Chapter 11 Cases, leaving Holders of Claims and Interests to pursue available non-bankruptcy remedies. These alternatives to the Plan are not likely to benefit Holders of Claims and Interests.

A.	Continuation of Chapter 11 Cases

If the Plan is not confirmed, the Debtors (or, if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business, or an orderly liquidation of the Debtors’ assets.

B.	Liquidation under Chapter 7

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of Holders of Allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit D.

As demonstrated in the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 would result in smaller and later distributions to creditors than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases to cases under chapter 7, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

C.	Dismissal of Chapter 11 Cases

If the Chapter 11 Cases were dismissed, Holders of Claims would be free to pursue non-bankruptcy remedies in their attempts to satisfy such Claims against the Debtors. However, in that event, Holders of Claims would be faced with the costs and difficulties of attempting, each on its own, to recover on its Claims. Additionally, it could result in a race to the courthouse, whereby there may be insufficient assets to distribute assets to creditors on an equitable basis. Accordingly, the Debtors believe that the Plan will enable all creditors to realize the greatest possible recovery on their respective Claims with the least delay.

IX.

FACTORS TO CONSIDER BEFORE VOTING

BEFORE VOTING TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, IN ADDITION TO THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, TOGETHER WITH ANY ATTACHMENTS, EXHIBITS, OR DOCUMENTS INCORPORATED BY REFERENCE HERETO. THE FACTORS BELOW SHOULD NOT BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE PLAN OR ITS IMPLEMENTATION.

A.	Certain Bankruptcy Law Considerations

1.	Risk of Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modification to the Plan will not be required for Confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if both voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejects the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions Holders of Claims ultimately would receive with respect to their Claims in a subsequent plan of reorganization or otherwise.

2.	Non-Consensual Confirmation

Even where an impaired class of Claims or Interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has rejected the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to such dissenting impaired class. Should any Class vote to reject the Plan, then these requirements must be satisfied with respect to such rejecting Class. The Debtors believe that the Plan satisfies these requirements, both as to those Classes that have been deemed to reject the Plan, and as to individual Classes that are entitled to vote on the Plan.

3.	Risks Related to Parties in Interest Objecting to the Debtors’ Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other clams or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

4.	Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

5.	Releases, Injunctions, Exculpation Provisions May Not Be Approved

Article IX of the Plan provides for certain releases, injunctions, and exculpations for claims and Causes of Action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

6.	Risk of Non-Occurrence of Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing or occurrence of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article VIII of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all Holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

7.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of Holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.

B.	Risks Relating to the Capital Structure of the Reorganized Debtors

1.	Variances from Financial Projections

The Debtors have prepared financial projections on a consolidated basis with respect to the Reorganized Debtors (in the event of a Restructuring) based on certain assumptions, as set forth in Exhibit D hereto. The projections have not been compiled, audited, or examined by independent accountants, and neither the Debtors nor their advisors make any representations or warranties regarding the accuracy of the projections or the ability to achieve forecasted results.

The Financial Projections reflect numerous assumptions, which involve significant levels of judgment and estimation concerning the anticipated future performance of the Reorganized Debtors, as well as assumptions with respect to the prevailing market, economic and competitive conditions, which are beyond the control of the Reorganized Debtors, and which may not materialize, particularly given the current difficult economic environment. Any significant differences in actual future results versus estimates used to prepare the Financial Projections, such as lower sales, lower volume, lower pricing, increases in production costs, technological changes, environmental or safety issues, workforce disruptions, competition or changes in the regulatory environment, could result in significant differences from the Financial Projections. The Debtors believe that the assumptions underlying the Financial Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Projections may affect the Debtors’ and the Reorganized Debtors’ ability to initiate the endeavors and meet the financial benchmarks contemplated by the Plan. Therefore, the actual results achieved throughout the period covered by the Financial Projections necessarily will vary from the projected results, and these variations may be material and adverse.

2.	Leverage

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have a significant amount of secured indebtedness. In the event of a Restructuring, on the Effective Date, after giving effect to the transactions contemplated by the Plan, in addition to payment of Claims, if any, that require payment beyond the Effective Date and ordinary course debt, the Reorganized Debtors will have approximately $54 million in secured indebtedness.

The degree to which the Reorganized Debtors will be leveraged could have important consequences because, among other things, it could affect the Reorganized Debtors’ ability to satisfy their obligations under their secured indebtedness following the Effective Date; a portion of the Reorganized Debtors’ Cash flow from operations will be used for debt service and unavailable to support operations, or for working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes; the Reorganized Debtors’ ability to obtain additional debt financing or equity financing in the future may be limited; and the Reorganized Debtors’ operational flexibility in planning for, or reacting to, changes in their businesses may be severely limited.

3.	Ability to Service Debt

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have significant interest expense and principal repayment obligations. The Reorganized Debtors’ ability to make payments on and to refinance their debt will depend on their future financial and operating performance and their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized Debtors.

Although the Debtors believe the Plan is feasible, there can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.

4.	Obligations Under Certain Financing Agreements

The Reorganized Debtors’ obligations under the Exit Facility will be secured by liens on substantially all of the assets of the Reorganized Debtors (subject to certain exclusions set forth therein). If the Reorganized Debtors become insolvent or are liquidated, or if there is a default under certain financing arrangements, including, but not limited to, the Exit Facility, and payment on any obligation thereunder is accelerated, the Holders of the Exit Facility Loans would be entitled to exercise the remedies available to a secured lender under applicable law, including foreclosure on the collateral that is pledged to secure the indebtedness thereunder, and they would have a claim on the assets securing the obligations under the Exit Facility that would be superior to any claim of the holders of unsecured debt.

5.	Restrictive Covenants

The financing agreements governing the Reorganized Debtors’ indebtedness will contain various covenants that may limit the discretion of the Reorganized Debtors’ management by restricting the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate and/or sell or dispose of all or substantially all of their assets. In addition, it is expected that such agreements will require the Reorganized Debtors to meet certain financial covenants. As a result of these covenants, the Reorganized Debtors will be limited in the manner in which they conduct their business and they may be unable to engage in favorable business activities or finance future operations or capital needs.

Any failure to comply with the restrictions of the financing agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies.

6.	Market for Securities

There is currently no market for the New Common Equity and there can be no assurance as to the development or liquidity of any market for such securities.

Therefore, there can be no assurance that the securities will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. Accordingly, holders of the securities may bear certain risks associated with holding securities for an indefinite period of time.

7.	Potential Dilution

The ownership percentage represented by the New Common Equity distributed under the Plan as of the Effective Date will be subject to dilution from the equity issued in connection with the (a) Management Incentive Plan; (b) any other equity that may be issued post-emergence; (c) conversion of the New Warrants; and (d) the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence. In the future, similar to all companies, additional equity financings or other equity issuances by the Reorganized Debtors could adversely affect the value of the New Common Equity. The amount and dilutive effect of any of the foregoing could be material.

8.	Significant Holders of New Common Equity

In the event of a Restructuring, certain Prepetition Lenders are expected to acquire a significant ownership interest in the New Common Equity. Such holders could be in a position to control the outcome of all actions of the Reorganized Debtors requiring the approval of equityholders, including the election of directors or managers, without the approval of other equityholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Equity.

9.	Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Common Equity would rank below all debt claims against the Reorganized Debtors. As a result, holders of the New Common Equity will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all applicable holders of debt have been paid in full.

10.	Dividends

The Reorganized Debtors may not pay any dividends on the New Common Equity. In such circumstances, the success of an investment in the New Common Equity will depend entirely upon any future appreciation in the value of the New Common Equity. There is, however, no guarantee that the New Common Equity will appreciate in value or even maintain its initial value.

C.	Risks Relating to the Reorganized Debtors’ Business Operations and Financial Conditions

THE FOLLOWING PROVIDES A SUMMARY OF CERTAIN OF THE RISKS ASSOCIATED WITH THE DEBTORS’ BUSINESSES. HOWEVER, THIS SECTION IS NOT INTENDED TO BE EXHAUSTIVE. ADDITIONAL RISK FACTORS CONCERNING THE DEBTORS’ BUSINESSES ARE CONTAINED IN THE DEBTORS’ PREVIOUSLY-FILED ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2023.

1.	The Chapter 11 Cases May Negatively Impact Future Operations

While the Debtors believe that they will be able to emerge from chapter 11 relatively expeditiously, there can be no assurance as to timing for approval of the Plan or the Debtors’ emergence from chapter 11. Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers, suppliers and employees. The process will also involve additional expense and may divert some of the attention of management away from business operations.

2.	The Reorganized Debtors May be Unable to Obtain the Necessary FCC Approvals

The FCC finalizes the regulations that dictate the ultimate use of the Debtors’ licenses. These licenses need be renewed by the FCC for the Reorganized Debtors to continue to operate on the same basis in which they have been operating. In the future, the FCC may not renew certain licenses for all or some of the markets in which the Debtors currently have rights to operate. The FCC may also adopt final regulations for the spectrum bands that will remove or limit the Reorganized Debtors’ ability to continue to operate in their spectrum band. If the FCC does not renew the Reorganized Debtors’ licenses for some or all of their existing markets, it would have a material adverse effect on their ability to continue to operate their business in those markets, and impact their ability to grow their network and subscribers.

3.	The Global Outbreak of COVID-19 Could Continue to Have an Adverse Impact on the Reorganized Debtors’ Business

COVID-19 and measures to prevent its spread may have a material adverse impact on the Reorganized Debtors’ business, financial condition and results of operations. The severity and timing of the impact will depend on a number of factors, including the level and rapidity of infection, duration of containment measures, changes in consumer spending patterns, measures imposed or taken by governmental authorities in response to the pandemic, macroeconomic conditions in the Reorganized Debtors’ markets and negative effects on the financial condition of their customers.

Under difficult economic conditions, including prolonged unemployment and employment furloughs, demand for the Company’s products and services could decline and some customers may be unable or unwilling to pay for the Compnay’s products and services. The occupancy rates in some apartment buildings may decline significantly, particularly in buildings where the population has an alternative housing location such as a second home or parental housing. Additionally, in order to prioritize the demands of the business, the Reorganized Debtors may delay certain capital investments or other new initiatives, products or services, which may adversely affect their business in the future.

Governmental and non-governmental initiatives to reduce the transmission of COVID-19, such as the imposition of restrictions on work and public gatherings, and the promotion of social distancing, have impacted and could continue to impact the Company’s operations and financial results. Suppliers and vendors also may be affected by such measures in their ability to provide products and services to the Company, and these measures could also make it more difficult for the Company to serve its customers. Further, if access restrictions imposed by building owners are implemented in the future, the Debtors’ network deployment, network coverage, subscriber growth, and subscriber penetration could be lower than projected.

4.	Financial Conditions of the Markets Could Affect Supply and Demand

The Debtors’ business operations have historically been, and the Reorganized Debtors’ business operations may in the future be, materially affected by adverse conditions in the financial markets and depressed economic conditions generally, both in the United States and elsewhere around the world.

Moreover, the Debtors’ customers and suppliers rely on access to credit to adequately fund their own operations. Disruptions in financial markets and economic slowdown may adversely impact the ability of the Reorganized Debtors’ customers to finance the purchase of their products as well as the creditworthiness of those customers. These same factors may also impact the ability and willingness of suppliers to provide the Reorganized Debtors with raw materials for their businesses.

5.	Competition Could Have an Adverse Impact on the Debtors’ Business

The Company operates in a highly competitive, consumer-driven industry and competes against providers that offer a variety of fixed broadband services, including cable, terrestrial fixed wireless service, DSL, fiber, and fixed satellite. The Company also competes against providers of mobile broadband service to the extent that a consumer considers mobile broadband service a substitute for fixed broadband service.

Additionally, most incumbent broadband communications companies, which already have wired networks and an existing customer base and other operational functions in place, offer broadband over DSL, cable or FTTH/FTTP. These services may be offered at promotional prices comparable to or lower than the Company’s services. In addition, to the extent that these providers’ networks are more ubiquitously deployed, such as traditional telephone networks, they may be in a better position to offer internet services to consumers and businesses passed by their networks on a more economic or timely basis than the Company can, even if the services they offer are arguably inferior. The Company’s competitors may also increasingly have the ability to offer a combination of video services, mobile services and telephone and internet services to their customers as a bundle, either directly or through co-marketing agreements with other service providers. As an internet-only company, the Company does not currently offer any bundled services that could compete with these offerings.

6.	Unsuccessful execution of strategic initiatives could have a material adverse effect on the Company’s business

The success of the Debtors’ business is contingent on, among other things, the ability to continue to attract more customers in each of their markets. The Debtors’ marketing efforts may not succeed for a variety of reasons, including but not limited to, changes to search engine algorithms, ineffective campaigns across marketing channels and limited experience in certain marketing channels, like traditional media. External factors beyond their control may also affect the success of the marketing initiatives, such as filtering of targeted communications by email servers, potential customers failing to respond to marketing initiatives, and competition from third parties.

The Company’s business model relies on its ability to scale rapidly and to decrease incremental customer acquisition costs as they grow. If the Reorganized Debtors are unable to recover marketing costs or if their marketing campaigns are not successful or are terminated, it could have a material adverse effect on the Reorganized Debtors’ growth and financial condition.

7.	Difficulties with our vendors may adversely impact our business.

The Company depends on a limited number of third-party service providers, suppliers, and licensors to supply some of the services, hardware, software, and operational support necessary to provide some of the Company’s services. Some of the hardware, software, and operational support vendors, and service providers represent the Company’s sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity. If any of these parties breach or terminate or elect not to renew their agreements with the Company or otherwise fail to perform their obligations in a timely manner, demand exceeds these vendors’ capacity, tariffs are imposed that impact vendors’ ability to perform their obligations or significantly increase the amount the Company pays, they experience operating or financial difficulties, or they cease production of any necessary product due to lack of demand, profitability or a change in ownership or are otherwise unable to provide the equipment or services the Company needs in a timely manner, at the Company’s specifications and at reasonable prices, the Company’s ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might interrupt or delay the Company’s ability to serve its customers. In addition, the existence of only a limited number of vendors of key technologies can lead to less product innovation and higher costs. These events could materially and adversely affect the Company’s operations, business, financial results, and financial condition, as well as its ability to retain and attract customers.

8.	Cyber security attacks and disruptions to information systems may also create risk.

The Company’s network and information systems technologies are critical to its operating activities, both for internal and external uses, such as network management and supplying services to customers, including customer service operations and programming delivery. Network or information system shutdowns or other service disruptions caused by events such as computer hacking, phishing, dissemination of computer viruses, worms, and other destructive or disruptive software, “cyber-attacks,” process breakdowns, denial of service attacks and other malicious activity pose increasing risks. Both unsuccessful and successful “cyber-attacks” on companies have continued to increase in frequency, scope, and potential harm in recent years. Although the Company develops and maintains systems seeking to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as techniques used in such attacks become more sophisticated and change frequently. Third parties, and the third parties on which they rely, may be unable to anticipate these techniques or implement adequate preventive measures. While from time to time attempts have been made to access the Company’s network, those attempts have not as yet resulted in any material release of information, degradation, or disruption to the Company’s network and information systems.

D.	Additional Factors

1.	Debtors Could Withdraw Plan

Subject to, and without prejudice to, the rights of any party in interest, the Plan may be revoked or withdrawn before the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. Additionally, the Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Interest should consult its own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan shall constitute an admission of, or shall be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests.

X.

SECURITIES LAW MATTERS

A.	Issuance & Transfer of 1145 Securities

1.	Issuance

The Plan provides for the offer, issuance, sale or distribution of shares of New Common Equity and New Warrants in the event of a Restructuring. The Debtors believe that the offer, issuance, sale or distribution by the Reorganized Debtors of the New Common Equity and the New Warrants (the “1145 Securities”) will be exempt from registration under section 5 of the Securities Act, all rules and regulations promulgated thereunder, and under any state or local laws requiring registration for offer or sale of a security pursuant to section 1145(a) of the Bankruptcy Code, except with respect to an entity that is deemed to be an underwriter as defined in section 1145(b) of the Bankruptcy Code (see below).

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the securities must be in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor or such affiliate; and (iii) the securities must be issued entirely in exchange for such a claim or interest, or “principally” in exchange for such claim or interest and “partly” for cash or property. The issuance of the New Common Equity on account of Prepetition Term Loan Claims satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code.

The exemptions of section 1145(a)(1) do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as an entity who, except with respect to ordinary trading transactions of an entity that is not an issuer (see below): (A) purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received or to be received in exchange for such claim or interest (“accumulators”); (B) offers to sell securities offered or sold under the plan for the holders of such securities (“distributors”); (C) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is: (i) with a view to distributing such securities; and (ii) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and (D) is an “issuer” (as defined in section 2(a)(11) of the Securities Act) with respect to the securities.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code includes persons directly or indirectly controlling, controlled by, or under common control with the issuer. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Such persons are referred to as “affiliates” of the issuer.

2.	Subsequent Transfers

Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to section 1145(a) are deemed to have been issued in a public offering. In general, therefore, resales of and subsequent transactions in the 1145 Securities will be exempt from registration under the Securities Act pursuant to section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter” or a “dealer” with respect to such securities. A “dealer,” as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.

Notwithstanding the provisions of section 1145(b) regarding accumulators and distributors referred to above, the staff of the SEC has taken the position that resales of securities distributed under a plan of reorganization by accumulators and distributors of securities who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an “ordinary trading transaction” if it is made on a national securities exchange or in the over-the-counter market and does not involve any of the following factors:

(a) (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

(b) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a Bankruptcy Court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

(c) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to resell such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The staff of the SEC has not provided any guidance for privately arranged trades. The views of the staff of the SEC on these matters have not been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any persons intending to rely on such exemption is urged to consult their counsel as to the applicability thereof to their circumstances.

To the extent that persons who receive 1145 Securities pursuant to the Plan are deemed to be underwriters (and who do not qualify for the treatment of “ordinary trading transactions” described above), resales by such persons of 1145 Securities would not be exempted from registration under the Securities Act or other applicable laws by reason of section 1145 of the Bankruptcy Code and section 4(a)(1) of the Securities Act. However, persons deemed to be underwriters may be permitted to resell such 1145 Securities without registration pursuant to the limited safe harbor resale provisions of Rule 144 promulgated under the Securities Act (“Rule 144”) or another available exemption under the Securities Act.

Generally, Rule 144 permits the public sale of securities if certain conditions are met, including a required holding period, certain current public information regarding the issuer being available and compliance with the volume, manner of sale and notice requirements. If the issuer is not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), adequate current public information as specified under Rule 144 is deemed to be available if certain company information specified in section (c)(2) of Rule 144 is made publicly available. It is not expected that reorganized IronNet will be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. The staff of the SEC has taken the position that persons who are deemed to be underwriters solely because they are affiliates of a reorganized debtor are not subject to the holding period requirements of Rule 144.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the 1145 Securities or any other security to be issued pursuant to the Plan depends upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving 1145 Securities or any other securities under the Plan would be considered an “underwriter” under section 1145(b) of the Bankruptcy Code with respect to such securities, or whether such person may freely resell such securities or the circumstances under which they may resell such securities.

XI.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences expected to result from the consummation of the Plan and to the Holders of (i) General Unsecured Claims and (ii) IronNet Secured Note Claims (together with the General Unsecured Claims, the “Debt Claims”). This discussion is only for general information purposes and only describes the expected tax consequences to Holders of Debt Claims. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or non-U.S. tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Department of the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. Events subsequent to the date of this Disclosure Statement, such as the enactment of additional tax legislation, court decisions or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. No representations are being made regarding the particular tax consequences of the Plan to any specific holder of a Debt Claim. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. No assurances can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein. This discussion assumes that the Debt Claims are and/or will be treated as indebtedness for U.S. federal income tax purposes.

This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Tax Code. In addition, it does not address considerations relevant to Holders subject to special rules under the U.S. federal income tax laws, such as “qualified foreign pension funds” (as defined in Section 897(l)(2) of the Tax Code), entities all of the interests of which are held by qualified foreign pension funds, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, Holders subject to the alternative minimum tax, Holders who utilize installment method reporting with respect to their Debt Claims, Holders holding their Debt Claims as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, Holders subject to special tax accounting rules as a result of any item of gross income with respect to their Debt Claims being taken into account in an “applicable financial statement” (within the meaning of section 451(b) of the Tax Code) and U.S. Holders (as defined below) who have a functional currency other than the U.S. dollar. This discussion also does not address the U.S. federal income tax consequences to Holders (a) whose Debt Claims are Unimpaired or otherwise entitled to payment in full under the Plan, or (b) that are deemed to accept or deemed to reject the Plan. Additionally, this discussion does not address any consideration being received other than in a person’s capacity as a Holder of a Debt Claim.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS. THE DEBTORS AND THE REORGANIZED DEBTORS SHALL NOT BE LIABLE TO ANY PERSON FOR ANY HOLDERS’ TAX LIABILITY IN WHATSOEVER MANNER.

A.	Definition of U.S. Holder and Non-U.S. Holder

A “U.S. Holder” is a beneficial owner of a Debt Claim or New Common Equity that, for U.S. federal income tax purposes, is treated as:

1.	an individual who is a citizen or resident of the United States;

2.	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

3.	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

4.

a trust that (a) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Tax Code), or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of a Debt Claim or New Common Equity that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity classified as a corporation for U.S. federal income tax purposes), estate or trust.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds a Debt Claim or New Common Equity the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners of a Debt Claim or New Common Equity who are partners in a partnership holding any of such instruments should consult their tax advisors.

B.	U.S. Federal Income Tax Treatment May Vary Depending on Structure of Plan

The Debtors are pursuing on parallel paths both the Restructuring and a Sale Transaction. The structure that would be utilized to implement a Sale Transaction currently is uncertain. If the Debtors do not proceed with a Sale Transaction, they will consummate the Restructuring. The U.S. federal income tax consequences of the Plan to the Debtors and to certain Holders of Debt Claims may differ materially depending on whether the Debtors proceed with a Sale Transaction or a Restructuring.

If the Debtors proceed with the Restructuring, instead of a Sale Transaction, the Debtors have not yet determined how the Restructuring will be structured. Such decision will depend on, among other things, the tax profile of the Debtors and their subsidiaries following the implementation of the Restructuring. For purposes of this discussion, it is assumed that the Restructuring will be implemented in a manner intended to be non-taxable to the Debtors.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors

1.	Cancellation of Debt and Reduction of Tax Attributes

In the case of either a Sale Transaction or a Restructuring, it is anticipated that the Debtors will recognize cancellation of indebtedness income (“CODI”) upon implementation of the Plan. Absent an exception, the Debtors would generally recognize CODI upon satisfaction of their outstanding indebtedness for total consideration less than the amount of such indebtedness. In general, the amount of CODI is the excess of (i) the adjusted issue price of the indebtedness satisfied, over (ii) the sum of (A) the amount of Cash paid, (B) the issue price of any new indebtedness of a Debtor issued, and (C) the fair market value of any other consideration (including stock of a Debtor or another entity) given in satisfaction of such indebtedness at the time of the exchange.

The Debtors expect that they will be required to reduce their tax attributes by the amount of any CODI that is excluded from gross income (the “Tax Attribute Reduction Rules”). Generally, tax attributes are reduced in the following order: (a) net operating losses and net operating loss carryforwards; (b) certain tax credit carryovers; (c) net capital losses and capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the Debtors remain subject); (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. However, the Debtors may elect to first reduce the basis of their remaining depreciable assets, in which case the limitation on reduction in tax basis in assets described above in (d) will not apply. The Debtors will apply the Tax Attribute Reduction Rules under a methodology set forth in the Treasury Regulations addressing such reduction for consolidated groups, including (i) first, tax attributes attributable to the debtor member are reduced, (ii) second, to the extent one of the tax attributes so reduced is stock of the debtor member’s lower-tier subsidiary, the look-through rules will cause tax attribute reductions by the lower-tier member in that same amount; and (iii) third, certain tax attributes attributable to other members are reduced. Any excess CODI over the amount of available tax attributes will generally not give rise to U.S. federal income tax under the Chapter 11 exception under Section 108 of the Tax Code and will generally have no other U.S. federal income tax impact unless there is a so-called “excess loss account” (“ELA”) in the stock of the Debtors. In that case, the Tax Group will recognize taxable income equal to the lesser of the amount of such ELA and the amount of any CODI in excess of reduced tax attributes.

As of January 31, 2023, the Debtors have a U.S. federal net operating loss carryforward of approximately [$413.6 million] (the “NOL Carryforwards”). The Debtors may generate additional net operating losses (together with the NOL Carryforward, the “NOLs”). The Debtors expect that the NOLs and other tax attributes may be reduced under the Tax Attribute Reduction Rules as a result of any CODI generated upon implementation of the Plan. Any reduction in tax attributes in respect of CODI generally does not occur until after the determination of the Debtors’ net income or loss for the taxable year in which the CODI is incurred. In addition, as described below, any remaining NOLs and certain other tax attributes may be subject to limitations on their use.

2.	Limitation of NOL Carryforwards and Other Tax Attributes

The Debtors’ ability to use tax attributes post-emergence may be subject to certain limitations under Sections 382 and 383 of the Tax Code or other rules or tax principles. Any such limitation would apply in addition to, and not in lieu of, the reduction of the tax attributes that results from CODI arising in connection with the Plan and the 80% taxable income limitation on the use of NOL Carryforwards arising in taxable years beginning after December 31, 2017.

Under Sections 382 and 383 of the Tax Code, if the Debtors undergo an “ownership change” (an “Ownership Change”), the amount of their pre-Ownership Change NOLs, tax credit carryforwards (if any), net unrealized built-in losses (if any), and possibly certain other tax attributes allocable to periods (or portions thereof) ending on the Effective Date (collectively, “Pre-Change Tax Attributes”) that may be utilized to offset future taxable income generally is subject to an annual limitation (the “Annual Limitation”).

a.	General Annual Limitation

The amount of the Annual Limitation on a corporation’s (or consolidated group’s or subgroup’s) Pre-Change Tax Attributes is generally equal to the product of (a) the fair market value of the stock of the corporation (or consolidated group or subgroup) immediately before the Ownership Change (with certain adjustments), and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-

term rates in effect for any month in the three-calendar month period ending with the calendar month in which the Ownership Change occurs, or [3.65] percent for an Ownership Change that occurs in [November] 2023). If a loss corporation (or consolidated group or subgroup) has a net unrealized built-in gain immediately prior to an Ownership Change, the Annual Limitation generally may be increased by certain built-in gains recognized (or according to a currently effective IRS notice treated as recognized) during the subsequent five-year period (the “Recognition Period”). Alternatively, if a loss corporation (or consolidated group or subgroup) has a net-unrealized built-in loss immediately prior to an Ownership Change, certain losses or deductions recognized during the Recognition Period also would be subject to the Annual Limitation and thus would reduce the amount of Pre-Change Tax Attributes that could be used by a corporation during the Recognition Period. In general, a loss corporation’s (or consolidated group’s or subgroup’s) net unrealized built-in gain or loss will be deemed to be zero unless the actual amount of such gain or loss is greater than the lesser of (1) $10 million or (2) fifteen percent of the fair market value of its assets (with certain adjustments) before the Ownership Change. In 2019, the IRS issued proposed Treasury Regulations that would significantly modify the calculation and treatment of net unrealized built-in gains and losses and that generally would be effective prospectively from 30 days after the time they become final, but such proposed regulations would not apply with respect to an Ownership Change pursuant to a Chapter 11 case filed prior to the Treasury Regulations becoming effective. Thus, even if finalized prior to the Effective Date, such Treasury Regulations should not apply to an Ownership Change of the Debtors. Any unused limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an Ownership Change as the result of an order by the court or a plan approved by the court in a Chapter 11 bankruptcy proceeding.

b.	Special Bankruptcy Exceptions

An exception to the foregoing Annual Limitation rules generally applies when existing shareholders and “qualified creditors” of a debtor corporation in Chapter 11 receive, in respect of their equity interests or claims (as applicable), at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in Chapter 11) pursuant to a confirmed Chapter 11 plan (the “382(l)(5) Exception”). A qualified creditor generally is any creditor who (a) has been the beneficial owner of the debt of a debtor corporation continuously during the period beginning at least eighteen months prior to the date of filing of the Chapter 11 bankruptcy proceeding, (b) has been the beneficial owner of “ordinary course indebtedness” at all times since it has been outstanding or (c) in certain cases, does not become a 5% shareholder of the reorganized corporation. Ordinary course indebtedness generally is any indebtedness that has been incurred by the debtor corporation in connection with the normal, usual or customary conduct of business, determined without regard to whether the indebtedness funds ordinary or capital expenditures of the debtor corporation (e.g., trade debt or a liability arising from a past or present business relationship with a supplier, customer or competitor of the debt corporation).

Under the 382(l)(5) Exception, a debtor corporation’s Pre-Change Tax Attributes are not subject to the Annual Limitation. However, if the 382(l)(5) Exception applies, the debtor corporation’s NOL carryforwards will be reduced by the amount of any interest deductions claimed with respect to debt converted into stock in the plan of reorganization during the three taxable years preceding the taxable year that includes the effective date of the plan of reorganization and during the part of the taxable year prior to and including the effective date of the plan of reorganization. Furthermore, if there is a further ownership change of the debtor corporation within a two-year period after the effective date of a confirmed Chapter 11 plan, the Annual Limitation with respect to the second Ownership Change for any post-change year ending after the change date of the second Ownership Change will be zero.

Where the 382(l)(5) Exception is not applicable to a debtor corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the Annual Limitation will be calculated by reference to the lesser of (a) the value of the equity interests in the debtor corporation (with certain adjustments) immediately after the Ownership Change or (b) the value of the debtor corporation’s assets (determined without regard to liabilities surrendered or cancelled pursuant to the Plan) immediately before the Ownership Change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an Ownership Change to be determined before the events giving rise to such Ownership Change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that, under it, a debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and a debtor corporation may undergo an Ownership Change within two years without automatically triggering a zero Annual Limitation on its Pre-Change Tax Attributes. The resulting limitation would be determined under the regular rules for an Ownership Change.

The Debtors have until the time for filing the U.S. federal income tax return (including any extensions) for the taxable year in which the Ownership Change occurs to decide whether to make such an election. However, the Debtor’s ability to qualify for the 382(l)(5) Exception is subject to further analysis and depends on whether the exchanges of indebtedness for stock of Reorganized IronNet satisfy the requirements of the 382(l)(5) Exception, including the extent to which the holders of such indebtedness may be treated as qualified creditors for purposes of section 382(l)(5) of the Tax Code.

3.	Potential Triggering of Excess Loss Account

Within a consolidated group, a corporation’s basis in the stock of a subsidiary corporation generally is (i) increased by the income of such subsidiary and any contributions to such subsidiary and (ii) decreased by any losses of such subsidiary which are used by the group and by any distributions from such subsidiary. If total net reductions exceed the parent’s initial basis in the subsidiary stock, the excess is called an ELA and is treated as negative basis. The consolidated group must include the ELA in income upon the occurrence of certain events, including to the extent the subsidiary has CODI in excess of reduced tax attributes. In general, the subsidiary’s tax attributes cannot be used to offset such income.

D.	Certain U.S. Federal Income Tax Consequences to U.S. Holders

1.	[TO COME]

E.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Debt Claims

The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders of Debt Claims. The discussion does not include any non-U.S. tax considerations. The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan.

Whether a Non-U.S. Holder realizes gain or loss on an exchange, the amount of such gain or loss and any interest generally is determined in the same manner as set forth above in connection with U.S. Holders.

1.	Gain Recognition

Subject to the discussions below regarding FATCA (as defined below) and backup withholding, any gain recognized by a Non-U.S. Holder on the exchange of its Debt Claims generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United

States for 183 days or more during the taxable year in which the relevant sale, exchange or other taxable disposition occurs and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, to the extent that any gain is recognized, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed its capital losses allocable to U.S. sources during the taxable year of the exchange, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain recognized in the same manner as a U.S. Holder and, if such Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Accrued Interest.

Payments to a Non-U.S. Holder that are attributable to fixed interest that has accrued generally will not be subject to U.S. federal income tax or withholding, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or IRS Form W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person, unless:

a.	the Non-U.S. Holder actually or constructively owns ten percent or more of the total combined voting power of all classes of the Debtor’s stock entitled to vote;

b.	the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Debtor (each, within the meaning of the Tax Code);

c.	the Non-U.S. Holder is a bank receiving interest described in Section 881(c)(3)(A) of the Tax Code; or

d.

such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued interest at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for the exemption from withholding tax with respect to accrued but untaxed interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on any payments that are attributable to accrued but untaxed interest. See Section D.3 of this discussion entitled “Accrued Interest” regarding allocation of amounts received to interest.

3.	Dividends on New Common Equity

Any distributions made with respect to New Common Equity will constitute dividends for U.S. federal income tax purposes to the extent of the Reorganized IronNet’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a Non-U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the Non-U.S. Holder’s basis in its shares. Any such distributions in excess of a Non-U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain from a sale or exchange. Except as described below, dividends paid with respect to New Common Equity held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Equity held by a Non-U.S. Holder that are effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

4.	Sale, Redemption, or Repurchase of New Equity Interests.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a Cash redemption) of New Common Equity unless:

a.

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States; or

b.

such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

c.	Reorganized IronNet is or has been during a specified testing period a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Common Equity. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). If the third exception applies, the Non-U.S. Holder will be subject to U.S. federal income tax and U.S. federal withholding tax as discussed in Section F.5 entitled “FIRPTA.”

5.	FIRPTA

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain or loss of a non-U.S. person on a disposition of a United States real property interest (“USRPI”) is deemed to be effectively connected with a trade or business carried on in the United States and subject to U.S. federal income tax. A USRPI includes any interest (other than solely as a creditor) in a domestic corporation if the domestic corporation is a USRPHC. An equity interest in a USRPHC that is “regularly traded on an established securities market” (within the meaning of the Treasury Regulations) is, however, excepted from FIRPTA treatment if such non-U.S. person of such equity interest does not, at any time during an applicable measuring period, actually or constructively own more than 5% of that class of equity interest (the “5% Public Shareholder Exception”).

If Reorganized IronNet is or were to become a USRPHC, and the New Common Equity were not considered to be regularly traded on an established securities market, each Non-U.S. Holder (regardless of the percentage of New Common Equity) would be subject to U.S. federal income tax on a taxable disposition of the New Common Equity and a 15% withholding tax generally would apply to the gross proceeds from such disposition. The Debtors have not determined whether Reorganized IronNet will be a USRPHC, and there is no current plan for Reorganized IronNet to create a market for the New Common Equity. Therefore, no assurance can be given that the 5% Public Shareholder Exception would be available to a Non-U.S. Holder of New Common Equity if Reorganized IronNet were a USRPHC.

6.	Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Tax Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest or dividends paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest and dividends. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Debt Claims on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

F.	Information Reporting and Backup Withholding

The Debtors and applicable withholding agents will withhold all amounts required by law to be withheld with respect to distributions under the Plan and will comply with all applicable information reporting requirements. The IRS may make the information returns available to the tax authorities in the country in which a Non-U.S. Holder is resident. In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the form of a properly executed IRS Form W-9 for a U.S. Holder, and, for a Non-U.S. Holder, in the form of a properly executed applicable IRS Form W-8) or otherwise establishes such Holder’s eligibility for an exemption. Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

In addition, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FOREGOING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes [3, 4 and 5] to vote in favor thereof.

Respectfully submitted, as of the date first set forth above,

IronNet, Inc. (on behalf of itself and all other Debtors)

By:	/s/ Cameron Pforr
Name:	Cameron Pforr
Title:	CFO & President

Exhibit A

Plan

1

Exhibit B

Organizational Chart

1

Exhibit C

Financial Projections

[TO COME]

1

Exhibit D

Liquidation Analysis

[TO COME]

1